EXHIBIT 2.1

This Membership Interest Purchase Agreement (the “Purchase Agreement”) contains representations and warranties that Graymark and Foundation Healthcare Affiliates made to each other. These representations and warranties were made only for the purposes of the Purchase Agreement and solely for the benefit of Graymark and Foundation Healthcare Affiliates as of specific dates, may be subject to important limitations and qualifications agreed to by Graymark and Foundation Healthcare Affiliates and included in confidential disclosure schedules provided by Graymark and Foundation Healthcare Affiliatesto each other in connection with the signing of the Purchase Agreement, and may not be complete. Furthermore, these representations and warranties may have been made for the purposes of allocating contractual risk between Graymark and Foundation Healthcare Affiliates instead of establishing these matters as facts, and may or may not have been accurate as of any specific date and do not purport to be accurate as of the date of the filing of the Purchase Agreement by Graymark with the Securities and Exchange Commission. Accordingly, you should not rely upon the representations and warranties contained in the Purchase Agreement as characterizations of the actual state of facts, since they were intended to be for the benefit of, and to be limited to, Graymark and Foundation Healthcare Affiliates.

MEMBERSHIP INTEREST PURCHASE AGREEMENT

AMONG

FOUNDATION HEALTHCARE AFFILIATES, LLC,

GRAYMARK HEALTHCARE, INC.

AND

TSH ACQUISITION, LLC

DATED AS OF

AUGUST 13, 2012

List of Schedules and Exhibits

Schedule I - List of Ambulatory Surgery Center Companies
Schedule II—List of Hospitals or Medical Centers

Exhibit A—Form of Certificate of Designation of the Series B Mandatorily Convertible Preferred Stock
Exhibit B—Form of Warrant
Exhibit C—Form of Stockholders Agreement
Exhibit D—Form of Registration Rights Agreement
Exhibit E—Opinion of Seller Counsel
Exhibit F—Opinion of Parent Counsel

MEMBERSHIP INTEREST PURCHASE AGREEMENT

This Membership Interest Purchase Agreement (this “Agreement”), dated as of August 13, 2012, is entered into among Foundation Healthcare Affiliates, LLC, an Oklahoma limited liability company (“Seller”), TSH Acquisition, LLC, a Delaware limited liability company (“Buyer”), and Graymark Healthcare, Inc., an Oklahoma corporation (“Parent”).

RECITALS

WHEREAS, Seller owns (i) all of the issued and outstanding membership interests (the “FSA Membership Interests”) in Foundation Surgery Affiliates, LLC, a Nevada limited liability company (“FSA”), and (ii) all of the issued and outstanding membership interests (the “FSHA Membership Interests,” and together with the FSA Membership Interests, the “Membership Interests”), in Foundation Surgical Hospital Affiliates, LLC, a Nevada limited liability company (“FSHA,” and FSA and FSHA are sometimes referred to herein as the “Company” or the “Companies”); and

WHEREAS, Seller wishes to sell to Buyer, and Buyer wishes to purchase from Seller, the Membership Interests, subject to the terms and conditions set forth herein.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

The following terms have the meanings specified or referred to in this Article I:

“Acquisition Proposal” has the meaning set forth in Section 5.3(a).

“Action” means any claim, action, charge, suit, cause of action, demand, lawsuit, arbitration, inquiry, audit, notice of violation, proceeding, hearing, appeal, judicial review, litigation, citation, summons, subpoena or investigation of any nature (civil, criminal, administrative, regulatory or otherwise), whether at law or in equity, commenced, brought or conducted by any Person or Governmental Authority.

“Affiliate” of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Agreement” has the meaning set forth in the preamble.

“Allocation Statement” has the meaning set forth in Section 6.1(a).

“ASCs” means the fourteen ambulatory surgery center companies listed on Schedule I to this Agreement.

“Assignment” has the meaning set forth in Section 2.3(b)(i).

“Balance Sheet” has the meaning set forth in Section 3.6.

“Balance Sheet Date” has the meaning set forth in Section 3.6.

“Benefit Plan” has the meaning set forth in Section 3.23(a).

“BKD” has the meaning set forth in Section 3.6.

“Business” in the case of Seller shall mean the ownership in, and the management of, ASCs and Hospitals. In the case of Parent “Business” shall mean the ownership in, and/or management of, Sleep Laboratories.

“Business Day” means any day except Saturday, Sunday or any other day on which commercial banks located in Oklahoma City, Oklahoma are authorized or required by Law to be closed for business.

“Buyer” has the meaning set forth in the preamble.

“Buyer Basket Exclusions” has the meaning set forth in Section 8.4(a).

“Buyer Indemnitees” has the meaning set forth in Section 8.2.

“CERCLA” means the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986 (42 U.S.C. §§ 9601 et seq.).

“Closing” has the meaning set forth in Section 2.4.

“Closing Date” has the meaning set forth in Section 2.4.

“CMS” has the meaning set forth in Section 3.17(f).

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” or “Companies” has the meaning set forth in the recitals.

“Company Benefit Plan” has the meaning set forth in Section 3.23(a).

“Company Intellectual Property” has the meaning set forth in Section 3.12(b).

“Company Subsidiary” means any direct or indirect Subsidiary of FSA or FSHA.

“Contracts” means all contracts, leases, deeds, mortgages, licenses, instruments, notes, commitments, undertakings, indentures, joint ventures and all other agreements, commitments and legally binding arrangements, whether written or oral.

“Direct Claim” has the meaning set forth in Section 8.5(c).

“Disagreement” has the meaning set forth in Item 304(a)(1)(i) of Regulation S-K under the Exchange Act.

“Disclosure Schedules” means the disclosure schedules delivered by Seller and Buyer or Parent concurrently with the execution and delivery of this Agreement. Prior to and until the Closing Date, the Seller and Buyer or Parent shall supplement, amend, or update the Disclosure Schedules with information obtained after the date hereof which would have been required to be set forth in a section of the Disclosure Schedules had such information been obtained prior to the date hereof. At Closing, all information set forth in the Disclosure Schedules shall be deemed to be delivered as of the Closing Date.

“Dollars or $” means the lawful currency of the United States.

“Encumbrance” means any charge, claim, community property interest, pledge, condition, equitable interest, lien (statutory or other), option, security interest, mortgage, easement, encroachment, right of way, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership.

“Environmental Claim” means any Action, Governmental Order, lien, fine, penalty, or, as to each, any settlement or judgment arising therefrom, by or from any Person alleging liability of whatever kind or nature (including liability or responsibility for the costs of enforcement proceedings, investigations, cleanup, governmental response, removal or remediation, natural resources damages, property damages, personal injuries, medical monitoring, penalties, contribution, indemnification and injunctive relief) arising out of, based on or resulting from: (a) the presence, Release of, or exposure to, any Hazardous Materials; or (b) any actual or alleged non-compliance with any Environmental Law or term or condition of any Environmental Permit.

“Environmental Law” means any applicable Law, and any Governmental Order or binding agreement with any Governmental Authority: (a) relating to pollution (or the cleanup thereof) or the protection of natural resources, endangered or threatened species, human health or safety, or the environment (including ambient air, soil, surface water or groundwater, or subsurface strata); or (b) concerning the presence of, exposure to, or the management, manufacture, use, containment, storage, recycling, reclamation, reuse, treatment, generation, discharge, transportation, processing, production, disposal or remediation of any Hazardous Materials. The term “Environmental Law” includes, without limitation, the following (including their implementing regulations and any state analogs): the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986 (42 U.S.C. §§ 9601 et seq.); the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976, as amended by the Hazardous and Solid Waste Amendments of 1984 (42 U.S.C. §§ 6901 et seq.); the Federal Water Pollution Control Act of 1972, as amended by the Clean Water Act of 1977 (33 U.S.C. §§ 1251 et seq.); the Toxic Substances Control Act of 1976, as amended (15 U.S.C. §§ 2601 et seq.); the Emergency Planning and Community Right-to-Know Act of 1986 (42 U.S.C. §§ 11001 et seq.); the Clean Air Act of 1966, as amended by the Clean Air Act Amendments of 1990 (42 U.S.C. §§ 7401 et seq.); and the Occupational Safety and Health Act of 1970, as amended (29 U.S.C. §§ 651 et seq.).

“Environmental Notice” means any written directive, notice of violation or infraction, or notice respecting any Environmental Claim relating to actual or alleged non-compliance with any Environmental Law or any term or condition of any Environmental Permit.

“Environmental Permit” means any Permit, letter, clearance, consent, waiver, closure, exemption, decision or other action required under or issued, granted, given, authorized by or made pursuant to Environmental Law.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.

“ERISA Affiliate” means, with respect to any Person, any other Person that, together with such first Person, would be treated as a single employer within the meaning of Section 414(b), (c), (m) or (o) of the Code.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exchange Cap” has the meaning set forth in Section 2.6.

“Financial Statements” has the meaning set forth in Section 3.6.

“FSA” has the meaning set forth in the recitals.

“FSA Membership Interests” has the meaning set forth in the recitals.

“FSHA” has the meaning set forth in the recitals.

“FSHA Membership Interests” has the meaning set forth in the recitals.

“GAAP” means United States generally accepted accounting principles in effect from time to time.

“Governmental Authority” means any federal, state, local or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of Law), or any arbitrator, court or tribunal of competent jurisdiction.

“Governmental Healthcare Program” has the meaning set forth in Section 3.17(c).

“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

“Hazardous Materials” means: (a) any material, substance, chemical, waste, product, derivative, compound, mixture, solid, liquid, mineral or gas, in each case, whether naturally occurring or manmade, that is hazardous, acutely hazardous, toxic, or words of similar import or regulatory effect under Environmental Laws; and (b) any petroleum or petroleum-derived products, radon, radioactive materials or wastes, asbestos in any form, lead or lead-containing materials, urea formaldehyde foam insulation, and polychlorinated biphenyls.

“Health Information Laws” has the meaning set forth in Section 3.17(a).

“Healthcare Approvals” has the meaning set forth in Section 5.5

“Healthcare Facility” means any ASC, Hospital or Sleep Laboratories.

“Healthcare Laws” has the meaning set forth in Section 3.17(a).

“Healthcare Reimbursement Contract or Program” means any federal or state contract or program or private insurance arrangement providing for the payment or reimbursement to Parent or to any Parent Subsidiary or to any Company or Company Subsidiary of the costs of healthcare goods or services, including without limitation Medicare, Medicaid and CHAMPUS.

“Healthcare Reports” has the meaning set forth in Section 3.21.

“HIPAA” has the meaning set forth in Section 3.17(a).

“Hospital” means the four hospitals or medical centers in which Seller holds a direct or indirect ownership interest through its Major Subsidiaries and set forth on attached Schedule II.

“Indemnified Party” has the meaning set forth in Section 8.5.

“Indemnifying Party” has the meaning set forth in Section 8.5.

“Insurance Policies” has the meaning set forth in Section 3.15.

“Intellectual Property” has the meaning set forth in Section 3.12(a).

“Intellectual Property Registrations has the meaning set forth in Section 3.12(b).

“Interim Balance Sheet” has the meaning set forth in Section 3.6.

“Interim Balance Sheet Date” has the meaning set forth in Section 3.6.

“Interim Financial Statements” has the meaning set forth in Section 3.6.

“Knowledge of Parent or Parent’s Knowledge or Any Other Similar Knowledge Qualification” means the actual or constructive knowledge of any director, managing member, manager, officer or member of senior management of Parent, Buyer or of any Parent Subsidiary after due inquiry.

“Knowledge of Seller or Seller’s Knowledge” or any other similar knowledge qualification, means the actual or constructive knowledge of any director, managing member, manager, officer or member of senior management of Seller or any Company, after due inquiry.

“Law” means any statute, law, ordinance, regulation, rule, code, order, constitution, treaty, common law, judgment, decree, other requirement or rule of law of any Governmental Authority.

“Liabilities” has the meaning set forth in Section 3.7.

“Losses” means losses, damages, liabilities, deficiencies, Actions, judgments, interest, awards, penalties, fines, costs or expenses of whatever kind, including reasonable attorneys’ fees and the cost of enforcing any right to indemnification hereunder and the cost of pursuing any insurance providers; provided, however, that “Losses” shall not include punitive damages, except in the case of fraud or to the extent actually awarded to a Governmental Authority or other third party.

“Major Subsidiary” means each of (i) Foundation Surgery Holdings, LLC, (ii) Foundation Surgery Management, LLC, (iii) Foundation Surgical Hospital Holdings, LLC, (iv) Foundation Surgical Hospital Management, LLC and (v) Foundation Bariatric Hospital of San Antonio, LLC.

“Material Adverse Effect” means any event, occurrence, fact, condition or change that is, or could reasonably be expected to become, individually or in the aggregate, materially adverse to (a) the business, results of operations, prospects, condition (financial or otherwise) or assets of a Parent, Buyer, a Parent Subsidiary, or a Company or Company Subsidiary, either on an entity or consolidated basis, or (b) the ability of Seller to consummate the transactions contemplated hereby on a timely basis. For the avoidance of doubt, the delisting of the Parent Common Stock from the Nasdaq Capital Market would constitute a Material Adverse Effect for purposes of Section 7.2(m).

“Material Contracts” has the meaning set forth in Section 3.9(a).

“Medicaid” means Title XIX of the Social Security Act, as amended, or any successor law, and all regulations issued pursuant thereto and any successor law, and the laws of the States in which the Companies do business passed or promulgated in connection with programs administered under Title XIX of the Social Security Act.

“Medicare” means Title XVIII of the Social Security Act, as amended, or any successor law, and all regulations issued pursuant thereto and any successor law

“Membership Interests” has the meaning set forth in the recitals.

“Nasdaq” means The Nasdaq Stock Market, LLC.

“Organizational Documents” means (a) in the case of a Person that is a corporation, its articles or certificate of incorporation and its by-laws, regulations or similar governing instruments required by the laws of its jurisdiction of formation or organization; (b) in the case of a Person that is a partnership, its articles or certificate of partnership, formation or association, and its partnership agreement (in each case, limited, limited liability, general or otherwise); (c) in the case of a Person that is a limited liability company, its articles or certificate of formation or organization, and its limited liability company agreement or operating agreement; and (d) in the case of a Person that is none of a corporation, partnership (limited, limited liability, general or otherwise), limited liability company or natural person, its governing instruments as required or contemplated by the laws of its jurisdiction of organization.

“Parent” has the meaning set forth in the preamble.

“Parent Common Shares” means 3,029,600 shares of Parent Common Stock issued at the Closing.

“Parent Common Stock” means the common stock, par value $0.0001, of Parent.

“Parent Conversion Shares” means the shares of Parent Common Stock issuable upon conversion of the Parent Preferred Shares.

“Parent Preferred Shares” means 319,704 shares of Parent Preferred Stock issued at the Closing.

“Parent Preferred Stock” means the Series B Preferred Stock, par value $0.0001, of Parent having the terms set forth on attached Exhibit A.

“Parent Securities” means the Parent Common Shares, the Parent Preferred Shares, the Parent Conversion Shares, the Parent Warrant and the Parent Warrant Shares.

“Parent Subsidiary” means any direct or indirect subsidiary of Parent.

“Parent Warrant” means a warrant to purchase 40,000 shares of the Parent Preferred Stock in the form of attached Exhibit B.

“Parent Warrant Shares” means the shares of Parent Preferred Stock or Parent Common Stock, as the case may be, issuable upon exercise of the Parent Warrant.

“Permit” means any and all permits, licenses, franchises, approvals, authorizations, registrations, certificates, variances and similar rights obtained, or required to be obtained, from Governmental Authorities.

“Permitted Encumbrances” has the meaning set forth in Section 3.10(a).

“Person” means an individual, corporation, partnership, joint venture, limited liability company, Governmental Authority, unincorporated organization, trust, association or other entity.

“Post-Closing Tax Period” means any taxable period beginning after the Closing Date and, with respect to any taxable period beginning before and ending after the Closing Date, the portion of such taxable period beginning after the Closing Date.

“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date and, with respect to any taxable period beginning before and ending after the Closing Date, the portion of such taxable period ending on and including the Closing Date.

“Proxy Statement” has the meaning set forth in Section 5.13(a)(ii).

“Purchase Price” has the meaning set forth in Section 2.2.

“Purchased Assets” has the meaning set forth in Section 6.1(a).

“Qualified Benefit Plan” has the meaning set forth in Section 3.23(c).

“Real Property” means the real property owned, leased or subleased by any Company or Major Subsidiary, together with all buildings, structures and facilities located thereon.

“Recoupment Claims” has the meaning set forth in Section 3.19(b).

“Registration Rights Agreement” has the meaning set forth in Section 3.28(f).

“Release” means any actual or threatened release, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, abandonment, disposing or allowing to escape or migrate into or through the environment (including, without limitation, ambient air (indoor or outdoor), surface water, groundwater, land surface or subsurface strata or within any building, structure, facility or fixture).

“Representative” means, with respect to any Person, any and all directors, managing members, managers, officers, employees, consultants, financial advisors, counsel, accountants and other agents of such Person.

“Restricted Business” means the development, management, operation, ownership of ASCs, hospitals, or other similar in-patient or out-patient medical facility.

“Restricted Period” has the meaning set forth in Section 5.7(a).

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” has the meaning set forth in Section 3.28.

“Seller” has the meaning set forth in the preamble.

“Seller Basket Exclusions” has the meaning set forth in Section 8.4(b)

“Seller Indemnitees” has the meaning set forth in Section 8.3.

“Seller’s Officers” has the meaning set forth in Section 5.7(d).

“Sensitive Payments” has the meaning set forth in Section 3.20.

“Sleep Laboratory” means any facility owned or managed by Parent or a Parent Subsidiary which provides sleep diagnostic or therapy services to hospitals, physicians or patients.

“Special Meeting” has the meaning set forth in Section 5.13(a)(i).

“Stockholders Agreement” means the Stockholders Agreement in the form attached as Exhibit C.

“Subsidiary” means any corporation, limited liability company, partnership, joint venture or other entity in which a Person owns, directly or indirectly, any ownership interest. For purposes of this Agreement the Subsidiaries shall refer to the direct or indirect Subsidiaries of the Seller or Parent as the context requires.

“Tax Claim” has the meaning set forth in Section 6.4.

“Tax Return” means any return, declaration, report, claim for refund, information return or statement or other document relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Taxes” means all federal, state, local, foreign and other income, gross receipts, sales, use, production, ad valorem, transfer, franchise, registration, profits, license, lease, service, service use, withholding, payroll, employment, unemployment, estimated, excise, severance, environmental, stamp, occupation, premium, property (real or personal), real property gains, windfall profits, customs, duties or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties.

“Territory” means the United States of America.

“The Joint Commission” formerly the Joint Commission on Accreditation of Healthcare Organizations (JCAHO) means a United States-based not-for-profit organization that accredits health care organizations and programs in the United States.

“Third Party Claim” has the meaning set forth in Section 8.5(a).

“Transaction Documents” means this Agreement, the Assignment, the Voting Agreement by and between Parent and certain officers and directors of Parent, the Stockholders Agreement, the Parent Warrant and the Registration Rights Agreement.

“Unaudited Financial Statements” has the meaning set forth in Section 3.6.

“Union” has the meaning set forth in Section 3.24(b).

ARTICLE II

PURCHASE AND SALE

Section 2.1. Purchase and Sale. Subject to the terms and conditions set forth herein, at the Closing, Seller shall sell to Buyer, and Buyer shall purchase from Seller, all of Seller’s right, title and interest in and to the Membership Interests, free and clear of all Encumbrances.

Section 2.2. Purchase Price. The aggregate purchase price for the Membership Interests shall be (i) Parent Common Shares, (ii) Parent Preferred Shares, and (ii) the Parent Warrant (collectively, the “Purchase Price”).

Section 2.3. Transactions to be Effected at the Closing.

(a) At the Closing, Buyer shall deliver or cause to be delivered to Seller:

(i) the Purchase Price, by delivery to Seller of (A) stock certificates registered in the name of Seller representing the Parent Common Shares and the Parent Preferred Shares and (B) the Parent Warrant; and

(ii) the Transaction Documents and all other agreements, documents, instruments or certificates required to be delivered by Buyer or Parent at or prior to the Closing pursuant to Section 7.2.

(b) At the Closing, Seller shall deliver to Buyer:

(i) an assignment of the Membership Interests to Buyer (the “Assignment”);

(ii) the other Transaction Documents and all other agreements, documents, instruments or certificates required to be delivered by Seller at or prior to the Closing pursuant to Section 7.1; and

(iii) all corporate record books, minute books and organizational documents of the Companies and an electronic copy of all documents in the data room sponsored by FSA in connection with the negotiation of this Agreement.

Section 2.4. Closing. Subject to the terms and conditions of this Agreement, the purchase and sale of the Membership Interests contemplated hereby shall take place at a closing (the “Closing”) to be held at 10:00 a.m., New York, New York time, no later than two Business Days after the last of the conditions to Closing set forth in Article VII have been satisfied or waived (other than conditions which, by their nature, are to be satisfied on the Closing Date), at the offices of Greenberg Traurig, LLP, One International Place, Boston, Massachusetts 02110, or at such other time or on such other date or at such other place as Seller and Buyer may mutually agree upon in writing (the day on which the Closing takes place being the “Closing Date”).

Section 2.5. Withholding Tax. Buyer, Parent and the Companies shall be entitled to deduct and withhold from the Purchase Price all Taxes that Buyer, Parent or and the Companies may be required to deduct and withhold under any provision of Tax Law. All such withheld amounts that are the obligations of Seller under any applicable Tax law shall be treated as delivered to Seller hereunder.

Section 2.6. Trading Market Compliance. Notwithstanding any provision in this Agreement to the contrary, Parent shall not issue any Parent Common Stock either upon conversion, exercise or otherwise pursuant to the terms of this Agreement if the issuance of such Parent Common Stock would exceed the aggregate number of shares of Parent Common Stock which Parent may issue pursuant to the terms of this Agreement without breaching the Parent’s obligations under the rules or regulations of Nasdaq (the number of shares of Parent Common Stock which may be issued without violating such rules and regulations, the “Exchange Cap”), except that such limitation shall not apply if Parent obtains the approval of its shareholders for issuances of shares of Parent Common Stock to Seller in excess of such amount as required by the applicable rules of Nasdaq or such other principal trading market on which the Company’s stock is then listed or admitted for trading.

Section 2.7. Adjustments. If at any time during the period between the date of this Agreement and the Closing Date, any change in the outstanding shares of capital stock of the Parent, or securities convertible into or exchangeable into or exercisable for shares of such capital stock, shall occur as a result of any reclassification, recapitalization, stock split (including a reverse stock split) or subdivision or combination, exchange or readjustment of shares, or any stock dividend or stock distribution with a record date during such period, merger or other similar transaction, the Purchase Price and the applicable provisions herein and in the other Transaction Documents shall be equitably adjusted, without duplication, to reflect such change.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF SELLER

Except as set forth in the correspondingly numbered Section of the Disclosure Schedules, Seller represents and warrants to Buyer and Parent that the statements contained in this Article III are true and correct as of the date hereof.

Section 3.1. Organization and Authority of Seller. Seller is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Oklahoma. Seller has full limited liability company power and authority to enter into this Agreement and the other Transaction Documents to which Seller is a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Seller of this Agreement and any other Transaction Document to which Seller is a party, the performance by Seller of its obligations hereunder and thereunder and the consummation by Seller of the transactions contemplated hereby and thereby have been duly authorized by all requisite limited liability company action on the part of Seller. This Agreement has been duly executed and delivered by Seller, and this Agreement constitutes a legal, valid and binding obligation of Seller enforceable against Seller in accordance with its terms. When each other Transaction Document to which Seller is or will be a party has been duly executed and delivered by Seller, such Transaction Document will constitute a legal and binding obligation of Seller enforceable against it in accordance with its terms.

Section 3.2. Organization, Authority and Qualification of the Companies. Each Company is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Nevada and has full limited liability company power and authority to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on its business as it has been and is currently conducted and as is proposed to be conducted after the consummation of the transactions contemplated herein. Section 3.2 of the Disclosure Schedules sets forth each jurisdiction in which each Company is licensed or qualified to do business, and each Company is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the properties owned or leased by it or the operation of its business as currently conducted makes such licensing or qualification necessary. All limited liability company actions taken by each Company in connection with this Agreement and the other Transaction Documents have been or will be duly authorized on or prior to the Closing. Complete and correct copies of the organizational documents, including without limitation the limited liability company or operating agreement, of each Company have been made available to Buyer or Parent.

Section 3.3. Capitalization.

(a) Seller is the record owner of and has good and valid title to the Membership Interests, free and clear of all Encumbrances. The Membership Interests constitute 100% of the total issued and outstanding membership interests in each Company. The Membership Interests have been duly authorized and are validly issued, fully-paid and non-assessable. Upon consummation of the transactions contemplated by this Agreement, Buyer shall own all of the Membership Interests, free and clear of all Encumbrances.

(b) The Membership Interests were issued in compliance with applicable Laws. The Membership Interests were not issued in violation of the Organizational Documents of FSA or FSHA or any other agreement, arrangement or commitment to which Seller or any Company is a party and are not subject to or in violation of any preemptive or similar rights of any Person.

(c) There are no outstanding or authorized options, warrants, convertible securities or other rights, agreements, arrangements or commitments of any character relating to any membership interests in any Company or obligating Seller or any Company to issue or sell any membership interests (including the Membership Interests), or any other interest, in a Company. Other than the Organizational Documents, there are no voting trusts, proxies or other agreements or understandings in effect with respect to the voting or transfer of any of the Membership Interests.

Section 3.4. Subsidiaries. Section 3.4 of the Disclosure Schedule sets forth the Subsidiaries of each Company, including a description of capitalization of each Company Subsidiary, the business conducted by the Company Subsidiary and its state of formation. Except as set forth on Section 3.4 of the Disclosure Schedule, neither Company owns, directly or indirectly, any ownership interests of any Person or business. Each Company Subsidiary is a limited liability company duly organized, validly existing and in good standing under the Laws of the state of its formation and has full limited liability company power and authority to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on its business as it has been and is currently conducted. Section 3.4 of the Disclosure Schedules sets forth each jurisdiction in which each Company Subsidiary is licensed or qualified to do business, and each Company Subsidiary is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the properties owned or leased by it or the operation of its business as currently conducted makes such licensing or qualification necessary. Seller, directly or indirectly through each of the Companies, is the record owners of and has good and valid title to the ownership interests of each Company Subsidiary, free and clear of all Encumbrances. There are no outstanding or authorized options, warrants, convertible securities or other rights, agreements, arrangements or commitments of any character relating to any ownership interests in any Company Subsidiary or obligating Seller, any Company or any Major Subsidiary to issue or sell any of its ownership interests in the Subsidiaries. Other than the respective Organizational Documents of the Subsidiaries, there are no voting trusts, proxies or other agreements or understandings in effect with respect to the voting or transfer of any of the ownership interests in the Subsidiaries. All limited liability company actions required to be taken by each Company Subsidiary in connection with this Agreement and the other Transaction Documents have been or will be duly authorized on or prior to the Closing. Complete and correct copies of the organizational documents, including without limitation the limited liability company or operating agreement, of each Company Subsidiary have been made available to Buyer or Parent.

Section 3.5. No Conflicts; Consents. The execution, delivery and performance by Seller of this Agreement and the other Transaction Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) conflict with or result in a violation or breach of, or default under, any provision of the Organizational Documents of Seller, any Company or any Company Subsidiary; (b) conflict with or result in a violation or breach of any provision of any Law or Governmental Order applicable to Seller, any Company or any Company Subsidiary; (c) other than as set forth on Section 3.5 of the Disclosure Schedule, require the consent, notice or other action by any Person under, conflict with, result in a violation or breach of, constitute a default or an event that, with or without notice or lapse of time or both, would constitute a default under, result in the acceleration of or create in any party the right to accelerate, terminate, modify or cancel any Contract to which Seller, any Company or any Company Subsidiary is a party or by which Seller, any Company or any Company Subsidiary is bound or to which any of their respective properties and assets are subject (including any Material Contract) or any Permit affecting the properties, assets or business of any Company or any Company Subsidiary; or (d) result in the creation or imposition of any Encumbrance other than Permitted Encumbrances on any properties or assets of any Company or any Company Subsidiary. No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to Seller, any Company or any Company Subsidiary in connection with the execution and delivery of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby.

Section 3.6. Financial Statements. Complete copies of the unaudited financial statements of each of FSA and FSHA consisting of the balance sheets of the respective Company as of December 31 in each of the years 2010 and 2011 and the related statements of income and retained earnings, members’ equity and cash flows for the years then ended (the “Unaudited Financial Statements”), and unaudited financial statements of each of FSA and FSHA consisting of the balance sheet of the respective Company as of May 31, 2012 and the related statements of income and retained earnings, members’ equity and cash flow for the five month period then ended (the “Interim Financial Statements” and together with the Unaudited Financial Statements, the “Financial Statements”) are included in the Disclosure Schedules. The Financial Statements have been prepared in accordance with GAAP applied on a consistent basis throughout the period involved, subject, in the case of the Interim Financial Statements, to normal and recurring year-end adjustments (the effect of which will not be materially adverse either individually or in the aggregate) and the absence of notes (that, if presented, would not differ materially from those presented in the Unaudited Financial Statements). The Financial Statements are based on the books and records of the Company, and fairly present the financial condition of such Company as of the respective dates they were prepared and the results of the operations of such Company for the periods indicated. The balance sheet of each Company as of December 31, 2011 is referred to herein as the “Balance Sheet” and the date thereof as the “Balance Sheet Date” and the balance sheet of each Company as of May 31, 2012 is referred to herein as the “Interim Balance Sheet” and the date thereof as the “Interim Balance Sheet Date.” The Company maintains a standard system of accounting established and administered in accordance with GAAP.

Neither BKD, LLP (“BKD”) nor any other accounting firm has resigned or declined to be re-appointed as an independent registered public accounting firm or any other accounting firm for the Companies; nor to the Seller’s Knowledge has BKD or any other accounting firm stated any intention to resign or to decline to be re-appointed as the independent registered public accounting firm or as an accounting firm for the Companies. At no time during the two most recent fiscal years ending December 31, 2011, or thereafter has (a) there been any Disagreement between any Company or Seller, on the one hand, and BKD, on the other hand, on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, audit deficiencies, material weaknesses or internal controls, including any Disagreement which would have caused BKD to make reference to the subject matter of the Disagreement(s) in connection with its report and regardless of whether or not such Disagreement was resolved to the satisfaction of BKD; (b) BKD advised Seller or any Company that internal controls necessary to develop reliable financial statements for a Company does not exist, (c) BKD advised Seller or any Company at any time that it is or was unable to rely on the representations of a Company or that it is or was unwilling to be associated with the financial statements of a Company, (d) BKD advised Seller or any Company of any need to expand the scope of its audits or reviews or that information has or had come to the attention of BKD that impacts or impacted, or if further investigated might impact or might have impacted, the fairness or reliability of any audit report or review or the underlying financial statements of a Company or cause or caused BKD to be unwilling to rely on the representations of a Company or be associated with the financial statements of a Company.

Section 3.7. Undisclosed Liabilities. Neither Company has any liabilities, obligations or commitments of any nature whatsoever, asserted or to Seller’s knowledge unasserted, absolute or contingent, accrued or unaccrued, matured or unmatured or otherwise (“Liabilities”), except (a) those which are adequately reflected or reserved against in the respective Company’s Balance Sheet as of the Balance Sheet Date, and (b) those which have been incurred in the ordinary course of business consistent with past practice since the Balance Sheet Date and which are not, individually or in the aggregate, material in amount.

Section 3.8. Absence of Certain Changes, Events and Conditions. Since the Balance Sheet Date, and other than in the ordinary course of business consistent with past practice, there has not been, with respect to either Company or any Major Subsidiary, any:

(a) event, occurrence or development that has had, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;

(b) amendment of the Organizational Documents of a Company or a Major Subsidiary;

(c) split, combination or reclassification of any membership interests in the Company or a Major Subsidiary;

(d) issuance, sale or other disposition of, or creation of any Encumbrance on, any membership interests in the Company or of any Major Subsidiary, or grant of any options, warrants or other rights to purchase or obtain (including upon conversion, exchange or exercise) any membership interests in the Company or of any Major Subsidiary;

(e) declaration or payment of any distributions on or in respect of any membership interests in the Company or redemption, purchase or acquisition of any of the outstanding membership interests or any Company or Major Subsidiary;

(f) material change in any method of accounting or accounting practice of the Company or any Major Subsidiary, except as required by GAAP or as disclosed in the notes to the Financial Statements;

(g) material change in a Company’s or a Major Subsidiary’s cash management practices and its policies, practices and procedures with respect to collection of accounts receivable, establishment of reserves for uncollectible accounts, accrual of accounts receivable, inventory control, prepayment of expenses, payment of trade accounts payable, accrual of other expenses, deferral of revenue and acceptance of customer deposits;

(h) entry into any Contract that would constitute a Material Contract;

(i) incurrence, assumption or guarantee of any indebtedness for borrowed money except unsecured current obligations and Liabilities incurred in the ordinary course of business consistent with past practice;

(j) transfer, assignment, sale or other disposition of any of the assets shown or reflected in the Company’s Balance Sheet or cancellation of any debts or entitlements;

(k) material damage, destruction or loss (whether or not covered by insurance) to its property;

(l) any capital investment in, or any loan to, any other Person;

(m) acceleration, termination, material modification to or cancellation of any material Contract (including, but not limited to, any Material Contract) to which the Company or a Major Subsidiary is a party or by which it is bound;

(n) any material capital expenditures;

(o) imposition of any Encumbrance upon any of the Company’s or a Major Subsidiary’s properties or assets, tangible or intangible;

(p)    (i) grant of any bonuses, whether monetary or otherwise, or increase in any wages, salary, severance, pension or other compensation or benefits in respect of its employees, members, managers, consultants or independent contractors, other than as provided for in any written agreements or required by applicable Law, (ii) change in the terms of employment for any employee or any termination of any employees for which the aggregate costs and expenses exceed $10,000, or (iii) action to accelerate the vesting or payment of any compensation or benefit for any employee, member, manager, consultant or independent contractor;

(q) adoption, modification or termination of any: (i) employment, severance, retention or other agreement with an employee, (ii) Company Benefit Plan or (iii) collective bargaining or other agreement with a Union, in each case whether written or oral;

(r) any transaction by any Company or Major Subsidiary with any of its members, managers, officers or employees;

(s) entry into a new line of business or abandonment or discontinuance of existing lines of business;

(t) adoption of any plan of merger, consolidation, reorganization, liquidation or dissolution or filing of a petition in bankruptcy under any provisions of federal or state bankruptcy Law or consent to the filing of any bankruptcy petition against it under any similar Law;

(u) purchase, lease or other acquisition of the right to own, use or lease any property or assets for an amount in excess of $25,000, individually (in the case of a lease, per annum) or $100,000 in the aggregate (in the case of a lease, for the entire term of the lease, not including any option term), except for purchases of inventory or supplies in the ordinary course of business consistent with past practice;

(v) acquisition by merger or consolidation with, or by purchase of a substantial portion of the assets, stock or other equity of, or by any other manner, any business or any Person or any division thereof;

(w) action by the Company or any Major Subsidiary to make, change or rescind any Tax election, amend any Tax Return or take any position on any Tax Return, take any action, omit to take any action or enter into any other transaction that would have the effect of increasing the Tax liability or reducing any Tax asset of Buyer in respect of any Post-Closing Tax Period; or

(x) any Contract to do any of the foregoing, or any action or omission that would result in any of the foregoing.

Section 3.9. Material Contracts.

(a) Section 3.9(a) of the Disclosure Schedules lists each of the following Contracts of the Company or any Major Subsidiary (such Contracts, together with all Contracts concerning the occupancy, management or operation of any Real Property (including without limitation, brokerage contracts) listed or otherwise disclosed in Section 3.10(b) of the Disclosure Schedules and all Contracts relating to Company Intellectual Property, being “Material Contracts”):

(i) each Contract involving aggregate consideration in excess of $25,000 and which, in each case, cannot be cancelled by the Company or a Major Subsidiary, as applicable, without penalty or without more than 30 days’ notice;

(ii) all Contracts that require a Company or Major Subsidiary to purchase its total requirements of any product or service from a third party or that contain “take or pay” provisions;

(iii) all Contracts that provide for the indemnification by a Company or Major Subsidiary of any Person or the assumption of any Tax, environmental or other Liability of any Person;

(iv) all Contracts that relate to the acquisition or disposition of any business, a material amount of equity or assets of any other Person or any real property (whether by merger, sale of stock or other equity interests, sale of assets or otherwise);

(v) all broker, distributor, dealer, manufacturer’s representative, franchise, agency, sales promotion, market research, marketing consulting and advertising Contracts to which a Company or Major Subsidiary is a party;

(vi) all employment agreements and Contracts with independent contractors or consultants (or similar arrangements) to which a Company or Major Subsidiary is a party and which are not cancellable without material penalty or without more than 30 days’ notice;

(vii) except for Contracts relating to trade receivables, all Contracts relating to indebtedness (including, without limitation, guarantees, loan agreements, indentures, pledges, mortgages, security agreements, letters of credit, or equipment leases) of a Company or Major Subsidiary;

(viii) all management agreements for ASCs to which a Company or Major Subsidiary is a party;

(ix) all management agreements for Hospitals to which a Company or Major Subsidiary is a party;

(x) all Contracts with any Governmental Authority to which a Company or Major Subsidiary is a party;

(xi) all Contracts between or among a Company or Major Subsidiary and a third party payor, including Medicaid provider agreements, management agreements, managed care agreements or other agreements with customers (including, without limitation, any insurance company or health maintenance organization) to the extent that such agreements have involved payments to a Company and/or Major Subsidiaries in excess of $500,000 during the twelve month period prior to the date of this Agreement, provided that with respect to this clause (xi), payments required under multiple Contracts with the same third party payor or with affiliates of such third party payor will be aggregated in order to determine if the $500,000 threshold is reached;

(xii) all Contracts that limit or purport to limit the ability of a Company or Major Subsidiary to compete in any line of business or with any Person or in any geographic area or during any period of time;

(xiii) any Contracts to which a Company or Major Subsidiary is a party that provide for any joint venture, partnership or similar arrangement by a Company or Major Subsidiary;

(xiv) all Contracts between or among a Company or Major Subsidiary on the one hand and Seller or any Affiliate of Seller (other than a Company or Major Subsidiary) on the other hand;

(xv) all collective bargaining agreements or Contracts with any Union to which a Company or Major Subsidiary is a party; and

(xvi) any other Contract that is material to a Company or Major Subsidiary and not previously disclosed pursuant to this Section 3.9.

(b) Each Material Contract is valid and binding on the Company or Major Subsidiary, as applicable, in accordance with its terms and is in full force and effect. None of the Companies, the Major Subsidiaries or, to Seller’s Knowledge, any other party thereto is in breach of or default under (or is alleged to be in breach of or default under), or has provided or received any notice of any intention to terminate, any Material Contract. No event or circumstance has occurred that, with notice or lapse of time or both, would constitute an event of default under any Material Contract or result in a termination thereof or would cause or permit the acceleration or other changes of any right or obligation or the loss of any benefit thereunder. Complete and correct copies of each Material Contract (including all modifications, amendments and supplements thereto and waivers thereunder) have been made available to Buyer or Parent.

Section 3.10. Title to Assets; Real Property.

(a) Each Company has good and valid (and, in the case of owned Real Property, good and marketable fee simple) title to, or a valid leasehold interest in, all Real Property and personal property and other assets reflected in the Unaudited Financial Statements or acquired after the Balance Sheet Date, other than properties and assets sold or otherwise disposed of in the ordinary course of business consistent with past practice since the Balance Sheet Date. All such properties and assets (including leasehold interests) are free and clear of Encumbrances except for the following (collectively referred to as “Permitted Encumbrances”):

(i) those items set forth in Section 3.10(a) of the Disclosure Schedules;

(ii) liens for Taxes not yet due and payable or being contested in good faith by appropriate procedures and for which there are adequate accruals or reserves on the Companies Balance Sheet;

(iii) mechanics, carriers’, workmen’s, repairmen’s or other like liens arising or incurred in the ordinary course of business consistent with past practice or amounts that are not delinquent and which are not, individually or in the aggregate, material to the business of such Company or Major Subsidiary;

(iv) easements, rights of way, zoning ordinances and other similar encumbrances affecting Real Property which are not, individually or in the aggregate, material to the business of such Company or Major Subsidiary; or

(v) other than with respect to owned Real Property, liens arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business consistent with past practice which are not, individually or in the aggregate, material to the business of such Company or Major Subsidiary.

(b) Section 3.10(b) of the Disclosure Schedules lists (i) the street address of each parcel of Real Property; (ii) if such property is leased or subleased by a Company or Major Subsidiary, the landlord under the lease, the rental amount currently being paid, and the expiration of the term of such lease or sublease for each leased or subleased property; and (iii) the current use of such property. With respect to owned Real Property, Seller has delivered or made available to Buyer true, complete and correct copies of the deeds and other instruments (as recorded) by which the Company or Major Subsidiary acquired such Real Property, and copies of all title insurance policies, opinions, abstracts and surveys in the possession of Seller or the Company or the Major Subsidiaries and relating to the Real Property. With respect to leased Real Property, Seller has delivered or made available to Buyer true, complete and correct copies of any leases affecting the Real Property. Neither the Companies nor any Major Subsidiaries are a sublessor or grantor under any sublease or other instrument granting to any other Person any right to the possession, lease, occupancy or enjoyment of any leased Real Property. The use and operation of the Real Property in the conduct of each business of the Company and Major Subsidiaries do not violate in any material respect any Law, covenant, condition, restriction, easement, license, permit or agreement. No material improvements constituting a part of the Real Property encroach on real property owned or leased by a Person other than the Companies or the Major Subsidiaries. There are no Actions pending nor, to the Seller’s Knowledge, threatened against or affecting the Real Property or any portion thereof or interest therein in the nature or in lieu of condemnation or eminent domain proceedings.

Section 3.11. Reserved. [Intentionally omitted.]

Section 3.12. Intellectual Property.

(a) “Intellectual Property” means all of the following and similar intangible property and related proprietary rights, interests and protections, however arising, pursuant to the Laws of any jurisdiction throughout the world:

(i) trademarks, service marks, trade names, brand names, logos, trade dress and other proprietary indicia of goods and services, whether registered, unregistered or arising by Law, and all registrations and applications for registration of such trademarks, including intent-to-use applications, and all issuances, extensions and renewals of such registrations and applications;

(ii) internet domain names, whether or not trademarks, registered in any generic top level domain by any authorized private registrar or Governmental Authority;

(iii) original works of authorship in any medium of expression, whether or not published, all copyrights (whether registered, unregistered or arising by Law), all registrations and applications for registration of such copyrights, and all issuances, extensions and renewals of such registrations and applications;

(iv) confidential information, formulas, designs, devices, technology, know-how, research and development, inventions, methods, processes, compositions and other trade secrets, whether or not patentable; and

(v) patented and patentable designs and inventions, all design, plant and utility patents, letters patent, utility models, pending patent applications and provisional applications and all issuances, divisions, continuations, continuations-in-part, reissues, extensions, reexaminations and renewals of such patents and applications.

(b) Section 3.12 of the Disclosure Schedules lists all Intellectual Property of the Companies and each Company Subsidiary (the “Company Intellectual Property”) that is either (i) subject to any issuance, registration, application or other filing by, to or with any Governmental Authority or authorized private registrar in any jurisdiction (collectively, “Intellectual Property Registrations”), including registered trademarks, domain names and copyrights, issued and reissued patents and pending applications for any of the foregoing; or (ii) used in or necessary for the current or planned business or operations of any Company or Company Subsidiary. All required filings and fees related to the Intellectual Property Registrations have been timely filed with and paid to the relevant Governmental Authorities and authorized registrars, and all Intellectual Property Registrations are otherwise in good standing.

(c) The Company owns, exclusively or jointly with other Persons, all right, title and interest in and to the Company Intellectual Property, free and clear of Encumbrances. The Company or Company Subsidiary, as applicable, is in full compliance with all legal requirements applicable to the Company Intellectual Property and the Company’s or Company Subsidiary’s ownership and use thereof.

(d) Section 3.12 of the Disclosure Schedules lists all licenses, sublicenses and other agreements whereby either Company is granted rights, interests and authority, whether on an exclusive or non-exclusive basis, with respect to any Intellectual Property that is used in or necessary for the Company’s current or planned business or operations. All such agreements are valid, binding and enforceable between the Company and the other parties thereto, and the Company and such other parties are in full compliance with the terms and conditions of such agreements.

(e) Neither Seller nor any Company or Company Subsidiary has received any communication, and no Action has been instituted, settled or, to Seller’s Knowledge, threatened that alleges any such infringement, violation or misappropriation, and none of the Company Intellectual Property are subject to any outstanding Governmental Order.

Section 3.13. Inventory. All inventory of Foundation Bariatric Hospital of San Antonio, LLC, whether or not reflected in each Company’s Balance Sheet, consists of a quality and quantity usable and saleable in the ordinary course of business consistent with past practice, except for obsolete, damaged, defective or slow-moving items that have been written off or written down to fair market value or for which adequate reserves have been established. All such inventory is owned by the Foundation Bariatric Hospital of San Antonio, LLC free and clear of all Encumbrances, and no inventory is held on a consignment basis. The quantities of each item of inventory (whether raw materials, work-in-process or finished goods) are not excessive, but are reasonable in the present circumstances of the Company and Major Subsidiaries.

Section 3.14. Accounts Receivable. The accounts receivable reflected on each Company’s Interim Balance Sheet and the accounts receivable arising after the date thereof (a) have arisen from bona fide transactions entered into by the Company or the Major Subsidiaries involving the sale of goods or the rendering of services in the ordinary course of business consistent with past practice; (b) constitute only valid, undisputed claims of a Company or Major Subsidiary not subject to claims of set-off or other defenses or counterclaims other than normal cash discounts accrued in the ordinary course of business consistent with past practice; and (c) subject to a reserve for bad debts shown on the Company’s Interim Balance Sheet or, with respect to accounts receivable arising after the Interim Balance Sheet Date, on the accounting records of the Company, are collectible in full within 90 days after billing. The reserve for bad debts shown on the Interim Balance Sheet or, with respect to accounts receivable arising after the Interim Balance Sheet Date, on the accounting records of the Companies and Major Subsidiaries have been determined in accordance with GAAP, consistently applied, subject to normal year-end adjustments and the absence of disclosures normally made in footnotes. Each Company’s and Company Subsidiary’s billing practices are in compliance with all federal and state laws (including workers’ compensation and insurance laws and regulations) and, where applicable, all contracts with insurance companies, health maintenance organizations and other third-party payors (including Medicare, Medicaid, Tricare and the like).

Section 3.15. Insurance. Section 3.15 of the Disclosure Schedules sets forth a true and complete list of all current policies or binders of fire, liability, product liability, umbrella liability, real and personal property, workers’ compensation, vehicular, directors and officers’ liability, fiduciary liability and other casualty and property insurance maintained by Seller or its Affiliates (including each Company and Major Subsidiary) and relating to the assets, business, operations, employees, officers and managers of each Company and each Major Subsidiary (collectively, the “Insurance Policies”) and true and complete copies of such Insurance Policies have been made available to Buyer and Parent. Section 3.15 of the Disclosure Schedules also indicates whether each Insurance Policy is a “claims-made” or “occurrence” based policy. Such Insurance Policies are in full force and effect and shall remain in full force and effect following the consummation of the transactions contemplated by this Agreement. Neither the Seller nor any of its Affiliates (including each Company and Major Subsidiary) has received any written notice of cancellation of, premium increase with respect to, or alteration of coverage under, any of such Insurance Policies. None of the Seller, the Companies or any Major Subsidiary is self-insured. All premiums due on such Insurance Policies have either been paid or, if due and payable prior to Closing, will be paid prior to Closing in accordance with the payment terms of each Insurance Policy. The Insurance Policies do not provide for any retrospective premium adjustment or other experience-based liability on the part of the Companies or Major Subsidiaries. All such Insurance Policies (a) are valid and binding in accordance with their terms; (b) are provided by carriers who are financially solvent; and (c) have not been subject to any lapse in coverage. There are no claims related to the business of any Company or Major Subsidiary pending under any such Insurance Policies as to which coverage has been questioned, denied or disputed or in respect of which there is an outstanding reservation of rights. None of Seller or any of its Affiliates (including each Company and Major Subsidiary) is in default under, or has otherwise failed to comply with, in any material respect, any provision contained in any such Insurance Policy. The Insurance Policies are of the type, in the amounts and with deductibles customarily carried by Persons conducting a business similar to the Companies and Major Subsidiaries and are sufficient for compliance with all applicable Laws and Contracts to which the Company or any Major Subsidiary is a party or by which it is bound. To Seller’s knowledge, all policies or binders of fire, liability, product liability, umbrella liability, real and personal property, workers’ compensation, vehicular, directors and officers’ liability, fiduciary liability and other casualty and property insurance maintained by each Company Subsidiary (other than the Major Subsidiaries) are valid and binding in accordance with their terms, provided by carriers who are financially solvent and have not been subject to any lapse in coverage, and such policies are of the type, in the amounts and with deductibles customarily carried by Persons conducting a business similar to the Company Subsidiaries and are sufficient for compliance with all applicable Laws and Contracts to which the Company Subsidiary is a party or by which it is bound

Section 3.16. Legal Proceedings; Governmental Orders.

(a) There are no Actions pending or, to Seller’s Knowledge, threatened (i) against or by any Company or Company Subsidiary affecting any of their respective properties or assets (or by or against Seller or any Affiliate thereof and relating to any Company or Company Subsidiary); or (ii) against or by any Company, any Company Subsidiary, Seller or any Affiliate of Seller that challenges or seeks to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement. No event has occurred or circumstances exist that may give rise to, or serve as a basis for, any such Action.

(b) There are no outstanding Governmental Orders and no unsatisfied judgments, penalties or awards against or affecting any Company or Company Subsidiary or any of their respective properties or assets.

Section 3.17. Compliance With Laws; Licenses; Permits.

(a) Each Company and Company Subsidiary has complied, and is now complying, with all Laws applicable to its business, properties or assets. Without limiting the foregoing, each Company, Company Subsidiary, and its or their directors, officers, managers (or any similar Person), employees, agents, and contractors have not engaged in any activities with respect to or on behalf of the Companies which are prohibited under, and in such capacity have acted in compliance with, the (i) the False Claims Act, 31 U.S.C. §§3729 et seq, and any similar state law; (ii) the Civil Monetary Penalties Law, 42 U.S.C. §1320a 7a, and any similar state law; (iii) the Federal and any applicable state anti-kickback statutes, including, but not limited to, 42 U.S.C. §1320a 7b; (iv) federal or state referral laws, including, but not limited to, 42 U.S.C. § 1395nn; (v) all Medicare and Medicaid statutes and Regulations related to Medicare and Medicaid; (vi) the Health Insurance Portability and Accountability Act of 1996, as codified at 42 U.S.C. §1320d, and the current and future regulations promulgated thereunder (“HIPAA”), and all applicable Laws relating to the privacy, security and transmission of health information (collectively, “Health Information Laws”); and (vii) any other federal or state statute of general applicability to health care fraud or governing or regulating the management of health care providers (collectively “Healthcare Laws”), except in each case, where such act or failure to act has not had, and would not reasonably be expected to have, a Material Adverse Effect on the Companies. There are no Actions nor, to the Knowledge of the Seller, has any Action been threatened against a Company or any Company Subsidiary in connection with the Healthcare Laws. Neither the Companies nor any Company Subsidiary has been given written notice of, and to the Knowledge of the Seller, neither the Companies nor any Company Subsidiary is under (or threatened with) any investigation or inquiry with respect to any violation of, or under any obligation to take remedial action ordered by any Governmental Authority concerning any applicable Law or Company Permits that would reasonably be expected to have a Material Adverse Effect on the Companies.

(b) Each Healthcare Facility is qualified for participation in the federal Medicare program, has a current and valid provider contract with Medicare and Medicaid programs, is in compliance with the conditions of participation in such programs and has received all approvals or qualifications necessary for capital reimbursement on the assets and properties of the Healthcare Facilities qualifying for such capital reimbursement. Each Healthcare Facility eligible for Joint Commission accreditation is duly accredited by the Joint Commission or some other equivalent accrediting body. None of Seller, any Company or any Company Subsidiary has received any notice from either the Medicare or Medicaid programs of any pending or threatened investigations, surveys or Actions. No Healthcare Facility, or any its respective agents, employees or representatives, is currently excluded, debarred, suspended or otherwise ineligible to participate in Medicare, Medicaid or any other federal healthcare program.

(c) Neither Seller nor any of the Companies, Company Subsidiaries, Healthcare Facilities or any of its or their respective agents, employees or representatives: (i) is currently, or has received notice that they will be, excluded, debarred, suspended or otherwise ineligible to participate in Medicare, Medicaid or any other state or federal healthcare program (collectively, “Governmental Healthcare Programs”); (ii) has been sanctioned by, any Governmental Healthcare Programs, except where such sanctions would not reasonably be expected to have a Material Adverse Effect on the Companies; (iii) has been convicted of or charged with any violation of any Law related to any Governmental Healthcare Programs; (iv) has been convicted of, or entered into any settlement or reformation agreement with any Governmental Authority to avoid conviction of, any violation of Healthcare Laws, (v) has been convicted of, or entered into any settlement or reformation agreement with any Governmental Authority to avoid conviction of, any criminal offense relating to the delivery of any item or service under a Federal Health Care Program, as that term is defined in Section 1128B(f) of the Social Security Act, 42 U.S.C. §1320a-7b(f), or had a civil monetary penalty assessed against them under Section 1128A of the Social Security Act or any regulations promulgated thereunder; or (vi) has been designated a Specially Designated National or Blocked Person by the Office of Foreign Asset Control of the U.S. Department of Treasury.

(d) Each Healthcare Facility is duly licensed by the state in which it is located to operate as the type of Healthcare Facility set forth opposite the name of such facility in Section 3.17 of the Disclosure Schedules. The ancillary departments located at each Healthcare Facility which are required to be specifically licensed are, to the Seller’s Knowledge, duly licensed by the appropriate Governmental Authorities. To the Seller’s Knowledge, each Company and each Company Subsidiary has all material Governmental Authorizations which are needed or required by law to operate the business related to or affecting the Healthcare Facilities.

(e) All Permits required for any Company or Company Subsidiary to conduct its business have been obtained by it and are valid and in full force and effect. All fees and charges with respect to such Permits as of the date hereof have been paid in full. Section 3.17(e) of the Disclosure Schedules lists all current Permits issued to each Company and Company Subsidiary, including the names of the Permits and their respective dates of issuance and expiration. No event has occurred that, with or without notice or lapse of time or both, would reasonably be expected to result in the revocation, suspension, lapse or limitation of any Permit set forth in Section 3.17(e) of the Disclosure Schedules.

(f) Except as set forth in Section 3.17(f) of the Disclosure Schedules, neither the Companies nor any Company Subsidiary is a party to any agreement with the Centers for Medicare and Medicaid Services (“CMS”) or any other similarly situated federal or state health care related regulatory agency.

(g) Neither the Companies nor any Company Subsidiary (i) is a party to a corporate integrity agreement or a certificate of compliance agreement with the Office of Inspector General of the Department of Health and Human Services or any other similar government-mandated compliance program, (ii) has any continuing material reporting obligations pursuant to a settlement agreement or other remedial measure entered into with any Governmental Authority, or (iii) has been served with or received any pending search warrants, subpoenas, or civil investigative demands from any Governmental Authority related to its business operations.

(h) Neither the Companies nor any of the Company Subsidiaries have received any written notice from any Person regarding its or any of its agents’, employees’ or contractors’ uses or disclosures of, or security practices regarding, individually identifiable health-related information in violation of any applicable Health Information Law, except where such notices have not had, and would not reasonably be expected to have, a Material Adverse Effect on the Companies. To the Knowledge of the Seller, there is no misuse, improper disclosure or successful security incident (each as determined by reference to the Standards for Privacy of Individually Identifiable Health Information (45 C.F.R. part 160 and Part 164, Subparts A and E), the Security Standards for the Protection of Electronic Protected Health Information (45 C.F.R. Part 164, Subparts A and C) or state Laws, as applicable), involving individually identifiable health-related information by, or in the case of “Security Incidents” (as defined at 45 C.F.R. § 164.304) involving electronic individually identifiable health-related information held by, the Companies or Company Subsidiaries involving individually identifiable health-related information that has not been remedied as required by applicable Law. To the extent required under the Health Information Laws, each of the Companies and Company Subsidiaries is a party to compliant business associate agreements and trading partner agreements with all appropriate parties in accordance with such Health Information Laws.

Section 3.18. Special Healthcare Funds. None of the assets and properties of any Company or any Company Subsidiary is subject to any liability in respect of amounts received by such Company or Company Subsidiary for the purchase or improvement of any assets and properties of any Company or any Company Subsidiary or, in each case, any part thereof, under restricted or conditioned grants or donations, including, without limitation, monies received under the Public Health Service Act (42 U.S.C. §291) or under the Hospital Survey and Construction Act of 1944, (42 U.S.C. §§292 et seq.), as amended (commonly known as the Hill Burton Act).

Section 3.19. Other Healthcare Matters.

(a) Seller has heretofore provided to Buyer and Parent true, correct, and complete copies of the bylaws and rules and regulations of the medical staff of each Healthcare Facility. With regard to the medical staff of each Healthcare Facility, there are no pending or, to the Knowledge of the Seller, threatened disputes with applicants, staff members or health professional affiliates and all appeal periods in respect of any medical staff member or applicant against whom an adverse action has been taken have expired.

(b) Except as set forth on Section 3.19(b) of the Disclosure Schedules, neither the Companies nor any of the Company Subsidiaries is subject to any pending, nor to the Seller’s Knowledge, threatened, claim for recoupment or overpayment, set-off, penalty or fine (“Recoupment Claims”) by any third-party payor or Governmental Authority having jurisdiction over the Companies and Company Subsidiaries for amounts arising from or related to claims submitted by, or payments to, any of the Companies or Company Subsidiaries for services rendered prior to the Closing arising in connection with audits or reviews conducted by Medicaid, Medicare or private insurance companies. To the Seller’s Knowledge, there is no basis for any Recoupment Claims based upon claims or bills submitted, or to be submitted, in connection with services rendered by the Companies or Company Subsidiaries.

(c) Except as set forth on Section 3.19(c) of the Disclosure Schedules, the Companies and the Company Subsidiaries (i) have not received any pending notice of denial of payment, recoupment, or overpayment from any Governmental Healthcare Programs or any other third party payor, with respect to the services provided by the Companies or the Company Subsidiaries other than notices of a non-material nature received in the ordinary course of business, or (ii) have outstanding overpayments or refunds due to Governmental Healthcare Programs or any other third party payor or patient that are older than 60 days or that are in excess of $30,000 in the aggregate.

Section 3.20. Certain Sensitive Payments. To the Knowledge of Seller, none of the Seller, the Companies or any Company Subsidiary, nor anyone acting on behalf of the Seller, the Companies or any Company Subsidiary, has made or received any Sensitive Payments pertaining to any Healthcare Facility, and no such Person has maintained any unrecorded cash or non-cash assets out of which any “sensitive” payments might be made. “Sensitive Payments” mean any unlawful (a) payment to any physician or other Person in a position to influence referrals of patients to any Healthcare Facility (b) payment to or from any official or employee of any Governmental Authority, (c) commercial bribes or kick-backs, (d) amounts paid with an understanding that rebates or refunds will be made in contravention of the Laws of any applicable jurisdiction, either directly or through a third party, (e) political contributions on behalf of any Company or any Company Subsidiary, and (f) payments or commitments (whether made in the form of commissions, payments of fees for goods or services received, or otherwise) made with the understanding or under circumstances which would indicate that all or part thereof is to be paid by the recipient to an official or employee of any Governmental Authority or as a commercial bribe, influence payment or kick-back.

Section 3.21. Certain Healthcare Reports and Documents. Seller has made available to Buyer and Parent true and complete copies of all material reports (including cost reports), statements, returns or declarations filed or required to be filed with any Governmental Authority or other Person with respect to any of the assets and properties which relate to the Medicare basis or other cost basis therein of any Company or any Company Subsidiary (collectively, the “Healthcare Reports”). To the Seller’s Knowledge, each Company and each Company Subsidiary, as of the time or times of filing, each of the Healthcare Reports was prepared in substantial compliance with all existing Laws pertaining thereto. None of the Companies or Subsidiaries has requested an extension of time in which to file any Healthcare Report which, as of the date hereof, has not been filed. No Company or any Company Subsidiary is delinquent in the payment of any amounts due under any Healthcare Reports or under any other report or filing. There are no written or, to the Seller’s Knowledge, threatened Actions for any amounts due by any Company or any Company Subsidiary under the Medicare or Medicaid programs individually in excess of $50,000. There are no current, pending or, to the Seller’s Knowledge, threatened Actions of or against any Company or any Company Subsidiary with respect to any Healthcare Reports or any other report or filing individually in excess of $50,000. To the Seller’s Knowledge, all Healthcare Reports accurately reflect, in all material respects, the information to be included thereon.

Section 3.22. Environmental Matters.

(a) Each Company and Company Subsidiary is currently and has been in compliance with all Environmental Laws and has not, and the Seller has not, received from any Person any (i) Environmental Notice or Environmental Claim or (ii) written request for information pursuant to Environmental Law, which, in each case, either remains pending or unresolved, or is the source of ongoing obligations or requirements as of the Closing Date.

(b) Each Company or Company Subsidiary has obtained and is in material compliance with all Environmental Permits necessary for the ownership, lease, operation or use of the business or assets of the Company or Company Subsidiary and all such Environmental Permits are in full force and effect and shall be maintained in full force and effect by Seller through the Closing Date in accordance with Environmental Law, and none of Seller, any Company or any Company Subsidiary is aware of any condition, event or circumstance that might prevent or impede, after the Closing Date, the ownership, lease, operation or use of the business or assets of each Company and Company Subsidiary as currently carried out. With respect to any such Environmental Permits, Seller has undertaken, or will undertake prior to the Closing Date, all measures necessary to facilitate transferability of the same, and none of the Companies, Subsidiaries or Seller is aware of any condition, event or circumstance that might prevent or impede the transferability of the same, nor have they received any Environmental Notice or written communication regarding any material adverse change in the status or terms and conditions of the same.

(c) No real property currently or formerly owned, operated or leased by a Company or any Company Subsidiary is listed on, or has been proposed for listing on, the National Priorities List (or CERCLIS) under CERCLA, or any similar state list.

(d) There has been no Release of Hazardous Materials in contravention of Environmental Law with respect to the business or assets of any Company or Company Subsidiary or any real property currently or formerly owned, operated or leased by the Company or Company Subsidiary, and none of the Companies, Subsidiaries or Seller has received an Environmental Notice that any real property currently or formerly owned, operated or leased in connection with the business of any Company or Company Subsidiary (including soils, groundwater, surface water, buildings and other structure located on any such real property) has been contaminated with any Hazardous Material which could reasonably be expected to result in an Environmental Claim against, or a violation of Environmental Law or term of any Environmental Permit by, Seller, any Company or any Company Subsidiary.

(e) None of Seller, the Companies or any Company Subsidiary has retained or assumed, by contract or operation of Law, any liabilities or obligations of third parties under Environmental Law.

(f) Seller has provided or otherwise made available to Buyer and listed in Section 3.22 of the Disclosure Schedules: (i) any and all environmental reports, studies, audits, records, sampling data, site assessments, risk assessments, economic models and other similar documents with respect to the business or assets of any Company or Major Subsidiary or any currently or formerly owned, operated or leased real property which are in the possession or control of the Seller, Company or Company Subsidiary related to compliance with Environmental Laws, Environmental Claims or an Environmental Notice or the Release of Hazardous Materials; and (ii) any and all material documents concerning planned or anticipated capital expenditures required to reduce, offset, limit or otherwise control pollution and/or emissions, manage waste or otherwise ensure compliance with current or future Environmental Laws (including, without limitation, costs of remediation, pollution control equipment and operational changes).

Section 3.23. Employee Benefit Matters.

(a) Section 3.23(a) of the Disclosure Schedules contains a true and complete list of each written pension, benefit, retirement, profit-sharing, deferred compensation, incentive, performance award, phantom equity or other equity, change in control, retention, severance, vacation, paid time off, fringe-benefit and other similar agreement, plan, policy, program or arrangement, in each case whether funded or unfunded, including each “employee benefit plan” within the meaning of Section 3(3) of ERISA, whether or not tax-qualified and whether or not subject to ERISA (each, a “Benefit Plan”) which is or has been during the past six years maintained, sponsored, contributed to, or required to be contributed to by either Company or any Major Subsidiary (i) for the benefit of any current or former employee, retiree, independent contractor, consultant, member or manager of either Company or any Company Subsidiary or any spouse or dependent of such individual, (ii) under which either Company or any Major Subsidiary has or may have any Liability, or (iii) with respect to which Buyer or any of its Affiliates would reasonably be expected to have any material Liability, contingent or otherwise (each Benefit Plan described in this sentence, a “Company Benefit Plan”). Each Company Benefit Plan (other than any multiemployer plan within the meaning of Section 3(37) of ERISA) has been established, administered and maintained in all material respects in accordance with its terms and in compliance with all applicable Laws. None of the welfare Company Benefit Plans that are subject to ERISA are self insured.

(b) With respect to each Company Benefit Plan , Seller has made available to Buyer accurate, current and complete copies of each of the following: (i) the plan document together with all amendments; (ii) where applicable, copies of any trust agreements or other funding arrangements, custodial agreements, insurance policies and contracts, administration agreements and similar agreements, and investment management or investment advisory agreements, now in effect or required as a result of the transactions contemplated by this Agreement; (iii) copies of any summary plan descriptions, summaries of material modifications, employee handbooks and any other written communications relating to any Company Benefit Plan; (iv) in the case of any Company Benefit Plan that is intended to be qualified under Section 401(a) of the Code, a copy of the most recent determination, opinion or advisory letter from the Internal Revenue Service; (v) in the case of any Company Benefit Plan for which a Form 5500 is required to be filed, a copy of the most recently filed Form 5500, with schedules attached; (vi) actuarial valuations and reports related to any Company Benefit Plans with respect to the two most recently completed plan years; and (vii) copies of material notices, letters or other correspondence from the Internal Revenue Service or Department of Labor relating to the Company Benefit Plan.

(c) Each Company Benefit Plan that is intended to be qualified under Section 401(a) of the Code (a “Qualified Benefit Plan”) is so qualified and has received a favorable and current determination letter from the Internal Revenue Service, or with respect to a prototype or volume submitter plan, can rely on an opinion letter from the Internal Revenue Service to the prototype or volume submitter plan sponsor, to the effect that such Qualified Benefit Plan is so qualified and that the plan and the trust related thereto are exempt from federal income taxes under Sections 401(a) and 501(a), respectively, of the Code, and nothing has occurred that could reasonably be expected to cause the revocation of such determination letter from the Internal Revenue Service or the unavailability of reliance on such opinion letter from the Internal Revenue Service, as applicable, nor has such revocation or unavailability been threatened. Nothing has occurred with respect to any Company Benefit Plan that has subjected or could reasonably be expected to subject the Company or, with respect to any period on or after the Closing Date, Buyer or any of its Affiliates, to a material penalty under Section 502 of ERISA or to material tax or penalty under Section 4975 of the Code. All benefits, contributions and premiums relating to each Company Benefit Plan have been timely paid in accordance with the terms of such Company Benefit Plan and all applicable Laws and accounting principles, and all benefits accrued under any such unfunded Company Benefit Plan have been paid, accrued or otherwise adequately reserved to the extent required by, and in accordance with, GAAP.

(d) Neither of the Companies nor any Major Subsidiaries has incurred or reasonably expects to incur, either directly or indirectly, any material Liability under Title I of ERISA or related provisions of the Code or foreign Law relating to employee benefit plans.

(e) No Company Benefit Plan is (i) subject to Title IV of ERISA or Section 412 of the Code or (ii) a “multiemployer plan” within the meaning of Section 3(37) of ERISA. No Company Benefit Plan is a “multiple employer plan” within the meaning of Section 413(c) of the Code or a “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA).

(f) There has been no amendment to, announcement by Seller or any Company relating to, or change in employee participation or coverage under, any Company Benefit Plan that would materially increase the annual expense of maintaining such plan above the level of the expense incurred for the most recently completed fiscal year (customary increases in cost of service excluded) with respect to any member, manager, employee, consultant or independent contractor, as applicable. None of Seller, the Companies, or any of their Major Subsidiaries has any commitment or obligation or has made any representations since January 1, 2012 to any member, manager, employee, consultant or independent contractor, whether or not legally binding, to adopt, amend or modify any Company Benefit Plan.

(g) Each Company Benefit Plan that is subject to Section 409A of the Code has been operated in all material respects in compliance with such section and all applicable regulatory guidance (including notices, rulings and final regulations).

(h) No Company Benefit Plan will be terminated as a result of the consummation of the transactions contemplated by this Agreement.

Section 3.24. Employment Matters.

(a) Section 3.24(a) of the Disclosure Schedules contains a list of all persons who are employees, consultants, or contractors of each Company as of the date hereof, and sets forth for each such individual the following: (i) name; (ii) title or position (including whether full or part time); and (iii) hire date. As of the date hereof, all compensation, including wages, commissions and bonuses, payable to employees, consultants, or contractors of any Company for services performed on or prior to the date hereof have been paid in full (other than services performed during the current payroll period for which payment is not yet due) and there are no outstanding agreements, understandings or commitments of either Company with respect to any commissions, bonuses or increases in compensation.

(b) None of the Companies nor any Major Subsidiary is, and has been for the past two years, a party to, bound by, or negotiating any collective bargaining agreement or other Contract with a union, works council or labor organization (collectively, “Union”), and there is not, and has not been for the past two years, any Union representing or purporting to represent any employee or group of employees of either Company or any Major Subsidiary, and, to Seller’s Knowledge, no Union or group of employees is seeking or has sought to organize employees for the purpose of collective bargaining.

(c) Each Company and Major Subsidiary is and for the past three years has been in compliance in all material respects with all applicable Laws pertaining to employment and employment practices, including all Laws relating to labor relations, equal employment opportunities, fair employment practices, employment discrimination, harassment, retaliation, reasonable accommodation, disability rights or benefits, immigration, wages, hours, overtime compensation, child labor, hiring, promotion and termination of employees, working conditions, meal and break periods, privacy, health and safety, workers’ compensation, leaves of absence and unemployment insurance. All individuals characterized and treated by either Company or any Major Subsidiary as consultants or contractors are properly treated as independent contractors under all applicable Laws in all material respects. All employees classified as exempt under the Fair Labor Standards Act and state and local wage and hour laws are properly classified in all material respects. There are no Actions against either Company or any Major Subsidiary pending, or to the Seller’s Knowledge, threatened to be brought or filed, by or with any Governmental Authority or arbitrator in connection with the employment of any current or former applicant, employee, consultant, volunteer, intern or independent contractor of any Company or Major Subsidiary, including, without limitation, any claim relating to unfair labor practices, employment discrimination, harassment, retaliation, equal pay, wage and hours or any other employment related matter arising under applicable Laws.

(d) All employees of the Companies are either eligible, or approved, to work in the country and location in which they are currently physically working. The Companies and the Major Subsidiaries have complied in all material respects with the provisions of the Immigration Reform and Control Act of 1986, and have verified the identity and employment eligibility of all employees hired by the Companies and any Major Subsidiary. Furthermore, none of the Companies nor the Major Subsidiaries have received any notice from the U.S. Bureau of Immigration and Customs Enforcement, the U.S. Social Security Administration, the U.S. Department of Homeland Security, or any state government agency of any challenge, investigation, audit of any employee’s identity or employment eligibility, including a social security no-match letter.

Section 3.25. Taxes.

(a) At all times since January 1, 2001, Seller has been an S corporation for income and state income tax purposes (in those states that recognize such status). At all times, each Company has been treated as a so-called “disregarded entity” for tax purposes and the Seller has timely filed all elections necessary in connection with such treatment.

(b) All Tax Returns required to be filed on or before the Closing Date by Seller, any Company or any Major Subsidiary have been, or will be, timely filed. Such Tax Returns are, or will be, true, complete and correct in all respects. All Taxes due and owing by the Seller, any Company or any Major Subsidiary (whether or not shown on any Tax Return) have been, or will be, timely paid.

(c) Seller, each Company and each Major Subsidiary have withheld and paid each Tax required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, customer, member or other party, and complied with all information reporting and backup withholding provisions of applicable Law.

(d) No claim has been made by any taxing authority in any jurisdiction where Seller, any Company or any Major Subsidiary does not file Tax Returns that it is, or may be, subject to Tax by that jurisdiction.

(e) No extensions or waivers of statutes of limitations have been given or requested with respect to any Taxes of Seller, any Company or any Major Subsidiary.

(f) The amount of each Company’s Liability for unpaid Taxes for all periods ending on or before December 31, 2011 does not, in the aggregate, exceed the amount of accruals for Taxes (excluding reserves for deferred Taxes) reflected on the Financial Statements. The amount of each Company’s Liability for unpaid Taxes for the period immediately following the end of the most recent period covered by the Financial Statements shall not, in the aggregate, exceed the amount of accruals for Taxes (excluding reserves for deferred Taxes) as adjusted for the passage of time in accordance with the past custom and practice of the Company (and which accruals shall not exceed comparable amounts incurred in similar periods in prior years).

(g) Section 3.25 of the Disclosure Schedules sets forth:

(i) the taxable years of Seller and, where applicable, each Company as to which the applicable statutes of limitations on the assessment and collection of Taxes have not expired;

(ii) those years for which examinations by the taxing authorities have been completed; and

(iii) those taxable years for which examinations by taxing authorities are presently being conducted.

(h) All deficiencies asserted, or assessments made, against Seller or, where applicable, any Company as a result of any examinations by any taxing authority have been fully paid.

(i) Neither Seller nor any Company is a party to any Action by any taxing authority. There are no pending or threatened Actions by any taxing authority.

(j) Seller has delivered to Buyer and Parent copies of all federal, state, local and foreign income, franchise and similar Tax Returns, examination reports, and statements of deficiencies assessed against, or agreed to by, Seller and each Company for all Tax periods ending after December 31, 2006.

(k) There are no Encumbrances for Taxes (other than for current Taxes not yet due and payable) upon the assets of either Company.

(l) Neither Seller nor any Company is a party to, or bound by, any Tax indemnity, Tax-sharing or Tax allocation agreement.

(m) Neither Seller nor any Company is a party to, or bound by, any closing agreement or offer in compromise with any taxing authority.

(n) No private letter rulings, technical advice memoranda or similar agreement or rulings have been requested, entered into or issued by any taxing authority with respect to either Company.

(o) Except for the group of which Seller is the parent and the Companies which are its wholly-owned subsidiaries, neither Seller nor any Company has been a member of an affiliated, combined, consolidated or unitary Tax group for Tax purposes. None of Seller, any Company or any Company Subsidiary has any Liability for Taxes of any Person (other than the Company) including, but not limited to, under Treasury Regulations Section 1.1502-6 (or any corresponding provision of state, local or foreign Law), as transferee or successor, by contract or otherwise.

(p) Neither Seller nor any Company has agreed to make, nor is it required to make, any adjustment under Sections 481(a) or 263A of the Code or any comparable provision of state, local or foreign Tax Laws by reason of a change in accounting method or otherwise. Neither Seller nor any Company has taken any action that is not in the ordinary course of business consistent with past practice that could defer a Liability for Taxes of the Company from any Pre-Closing Tax Period to any Post-Closing Tax Period.

(q) Seller is not a “foreign person” as that term is used in Treasury Regulations Section 1.1445-2. Neither Company is or has been, a United States real property holding corporation (as defined in Section 897(c)(2) of the Code) during the applicable period specified in Section 897(c)(1)(a) of the Code.

(r) Neither Seller nor any Company has been a “distributing corporation” or a “controlled corporation” in connection with a distribution described in Section 355 of the Code.

(s) Neither Seller nor any Company is or has been, a party to, or a promoter of, a “reportable transaction” within the meaning of Section 6707A(c)(1) of the Code and Treasury Regulations Section 1.6011-4(b).

(t) Section 3.25 of the Disclosure Schedules sets forth all foreign jurisdictions in which each Company is subject to Tax, is engaged in business or has a permanent establishment. Neither Company has entered into a gain recognition agreement pursuant to Treasury Regulations Section 1.367(a)-8. Neither Company has transferred an intangible the transfer of which would be subject to the rules of Section 367(d) of the Code.

(u) None of the assets of either Company is property that the Company is required to treat as being owned by any other person pursuant to the so-called “safe harbor lease” provisions of former Section 168(f)(8) of the Internal Revenue Code of 1954, as amended.

Section 3.26. Books and Records. The minute books of each Company and each Company Subsidiary have been made available to Buyer and Parent, are complete and correct and have been maintained in accordance with sound business practices. The minute books of each Company and each Company Subsidiary contain accurate and complete records of all meetings, and actions taken by written consent of, the members and the managers, and no meeting, or action taken by written consent, of any such members or managers has been held for which minutes have not been prepared and are not contained in such minute books. At the Closing, all of those books and records will be in the possession of the Company or Buyer.

Section 3.27. Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or any other Transaction Document based upon arrangements made by or on behalf of Seller, any Company or Company Subsidiary.

Section 3.28. Investment Representations and Acknowledgments.

(a) Seller is an “accredited investor,” as defined in Rule 501(a) of Regulation D under the Securities Act of 1933, as amended (the “Securities Act”).

(b) Seller is acquiring the Parent Securities solely for its own account as an investment and not with a view to the resale, distribution, or subsequent transfer, assignment, exchange or conveyance thereof, in whole or in part, or any interest therein in any transaction in violation of federal or state securities laws. Seller has no present agreement, understanding, plan, arrangement or commitment providing for or which is likely to compel the transfer, pledge, sale or disposition of the Parent Securities, or any interest therein. Seller will not attempt to sell, transfer, convey, exchange, or otherwise dispose of all or any part of the Parent Securities, except in accordance with applicable law and the provisions of this Agreement.

(c) Seller has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of the purchase of the Parent Securities, is able to bear the substantial economic risks of an investment in the Parent Securities, and can afford the complete loss of its investment.

(d) Seller (i) has been given the opportunity to ask questions of and receive answers from the officers, directors, managers and employees of Parent and its Subsidiaries concerning the business and affairs of Parent and its Subsidiaries, and has in fact asked such questions and received such answers to their satisfaction, and (ii) has had access to such information concerning Parent and its Subsidiaries as Seller has considered necessary in connection with their respective investment decisions regarding the transactions contemplated hereby.

(e) Seller acknowledges that it has not received nor is it aware of any general solicitation or general advertising of the Parent Securities, including, but not limited to, any advertisement, article, notice, or other communication published in any newspaper, magazine, or similar media or broadcast over television or radio, and that each of them was not invited to attend any seminar or meeting by means of any such general solicitation or general advertising.

(f) Seller understands and agrees that the issuance and sale of Parent Securities contemplated hereby will not be registered under the Securities Act, or any state securities law, that the Parent Securities may be required to be held until they are subsequently registered under the Securities Act and any applicable state securities law, or any corresponding provisions of succeeding laws, unless an exemption from the registration requirements of such laws is available, and, except as provided for in that certain Registration Rights Agreement in the form attached as Exhibit D (the “Registration Rights Agreement”) to be entered into at Closing, that Parent is under no obligation to register the Parent Securities for resale.

(g) Subject to the terms of the Transaction Documents, Seller will do, at its own cost and expense, all acts and things reasonably requested of them in connection with any attempt by Parent to achieve compliance with federal and state securities laws in connection with the offering and sale of the Parent Securities.

Section 3.29. Full Disclosure. No representation or warranty by Seller in this Agreement and no statement contained in the Disclosure Schedules to this Agreement or any certificate or other document furnished or to be furnished to Buyer and Parent pursuant to this Agreement contains any untrue statement of a material fact, or omits to state a material fact necessary to make the statements contained therein, in light of the circumstances in which they are made, not misleading.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF BUYER AND PARENT

Except as set forth in the correspondingly numbered Section of the Disclosure Schedules, Parent represents and warrant to Seller that the statements contained in this Article IV are true and correct as of the date hereof.

Section 4.1. Organization and Authority of Parent. Parent is a corporation duly organized, validly existing and in good standing under the Laws of the State of Oklahoma. Parent has full corporate power and authority to enter into this Agreement and the other Transaction Documents to which Parent is a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby and to conduct its Business as it is now being conducted and described in the reports filed by Parent with the SEC pursuant to the reporting requirements of the Exchange Act. The execution and delivery by Parent of this Agreement and any other Transaction Document to which Parent is a party, the performance by Parent of its obligations hereunder and thereunder and the consummation by Parent of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of Parent. This Agreement has been duly executed and delivered by Parent, and this Agreement constitutes a legal, valid and binding obligation of Parent enforceable against Parent in accordance with its terms. When each other Transaction Document to which Parent is or will be a party has been duly executed and delivered by Parent, such Transaction Document will constitute a legal and binding obligation of Parent enforceable against it in accordance with its terms.

Section 4.2. Organization, Authority and Ownership of Buyer. Buyer is a Delaware limited liability company duly organized, validly existing and in good standing under the Laws of the State of Delaware. Buyer has full limited liability company power and authority to enter into this Agreement and the other Transaction Documents to which Buyer is a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Buyer of this Agreement and any other Transaction Document to which Buyer is a party, the performance by Buyer of its obligations hereunder and thereunder and the consummation by Buyer of the transactions contemplated hereby and thereby have been duly authorized by all requisite limited liability company action on the part of Buyer. This Agreement has been duly executed and delivered by Buyer, and this Agreement constitutes a legal, valid and binding obligation of Buyer enforceable against Buyer in accordance with its terms. When each other Transaction Document to which Buyer is or will be a party has been duly executed and delivered by Buyer, such Transaction Document will constitute a legal and binding obligation of Buyer enforceable against it in accordance with its terms. Buyer is a direct, wholly-owned Subsidiary of Parent.

Section 4.3. No Conflicts; Consents. The execution, delivery and performance by Buyer and Parent of this Agreement and the other Transaction Documents to which they are party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) conflict with or result in a violation or breach of, or default under, any provision of the Organizational Documents of Buyer or Parent; (b) conflict with or result in a violation or breach of any provision of any Law or Governmental Order applicable to Buyer or Parent; or (c) require the consent, notice or other action by any Person under any Contract to which Buyer or Parent is a party. No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to Buyer or Parent in connection with the execution and delivery of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby, except for such filings as may be required under the terms of this Agreement and such consents, approvals, Permits, Governmental Orders, declarations, filings or notices which, in the aggregate, would not have a Material Adverse Effect.

Section 4.4. Issuance of Shares. The Parent Common Shares to be issued to Seller at Closing will be, at or prior to Closing, authorized by all necessary corporate action and, when paid for and issued in accordance with the terms hereof, will be validly issued, fully paid and nonassessable and rank pari passu in all respects with all existing shares of Parent Common Stock issued and outstanding as of such date, including as to dividends, and will not have been issued in violation of any preemptive right. In addition, such Parent Common Shares will be free and clear of all Encumbrances created by, or imposed by, the Parent and rights of refusal of any kind imposed by the Parent (other than restrictions on transfer under applicable securities laws) and the holder of such Parent Common Shares shall be entitled to all rights accorded to a holder of Parent Common Stock. The Parent Preferred Shares to be issued to Seller will be, at or prior to Closing, duly authorized by all corporate action and, when paid for and issued in accordance with the terms of this Agreement, will be validly issued, fully paid and non-assessable with no other series of preferred stock of the Parent holding preferences senior thereto having been issued by Parent. Except as set forth herein or in the Transaction Documents, following the receipt of shareholder approval, the Parent Conversion Shares, and following payment therefore, the Parent Warrant Shares will be duly authorized by all corporate action, validly issued, fully paid and nonassessable, free and clear of all Encumbrances and rights of first refusal of any kind imposed by the Parent (other than restrictions on transfer under applicable securities law) and the holders of such shares shall be entitled to all rights accorded to a holder of Parent Common Stock.

Section 4.5. Capitalization.

(a) As of the date hereof, the authorized capital stock of the Parent consists of 100,000,000 shares of Parent Common Stock and 10,000,000 shares of Parent preferred stock, par value $0.0001. As of the date hereof, there were (i) 15,155,634 shares of Common Stock issued and outstanding, with no shares of Parent Common Stock held in treasury, (ii) no shares of Parent Preferred Stock were issued and outstanding, and (iii) options and warrants to purchase 8,841,671 shares of Parent Common Stock were outstanding. All issued and outstanding shares of Parent Common Stock have been duly authorized and validly issued and are fully paid and nonassessable and were not issued in violation of any pre-emptive rights, purchase option, call, right of first refusal or any similar right. No shares of Common Stock are held by any Parent Subsidiary.

(b) Except as disclosed in Section 4.5 of the Disclosure Schedules or its Commission Documents, as defined below, filed or furnished to Seller prior to the date hereof, there are no outstanding options, warrants, rights, subscriptions, claims of any character, agreements, obligations, convertible or exchangeable securities, or other commitments, contingent or otherwise, relating to the capital stock of Parent or any equity interest of any Parent Subsidiary pursuant to which the Parent or any of its Subsidiaries is or may become obligated to issue shares of its capital stock or other equity interests or any securities convertible into, exchangeable for, or evidencing the right to subscribe for such capital stock or equity interests. There are no outstanding obligations of Parent to repurchase, redeem or otherwise acquire any outstanding shares of its capital stock or other equity interests of any Parent Subsidiary. There are no voting trusts or other arrangements or understanding to which Parent or any of Parent Subsidiary is a party with respect to the voting or registration of, or restricting any person from purchasing, selling, pledging or otherwise disposing of, the capital stock of Parent or other equity interests of the Parent or any of its Parent Subsidiary.

Section 4.6. Commission Documents, Financial Statements. The Common Stock is registered pursuant to Section 12(b) of the Exchange Act. During the period since the registration of the Parent Common Stock pursuant to the Exchange Act, the Parent has timely filed or furnished all reports, schedules, forms, statements and other documents required to be filed or furnished by it with the SEC pursuant to the reporting requirements of the Exchange Act, the Securities Act and the rules and regulation promulgated thereunder and the Sarbanes-Oxley Act (the “Commission Documents”). At the times of their respective filing, all such reports, schedules, forms, statements and other documents complied in all material respects with the requirements of the Exchange Act and the rules and regulations of the SEC promulgated thereunder. At the times of their respective filings, such reports, schedules, forms, statements and other documents did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. As of their respective dates, the financial statements of the Parent included in the Commission Documents complied in all material respects with applicable accounting requirements and the published rules and regulations of the SEC or other applicable rules and regulations with respect thereto. Such financial statements have been prepared in accordance with generally accepted accounting principles applied on a consistent basis during the periods involved (except (i) as may be otherwise indicated in such financial statements or the notes thereto or (ii) in the case of unaudited interim statements, to the extent permitted by the rules and regulations of the Commission or the applicable form, they may not include footnotes, which were not or are not expected to be, as applicable, material, individually or in the aggregate, or may be condensed or summary statements), and fairly present in all material respects the consolidated financial position of the Parent as of the dates thereof and the results of operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments, which were not or are not expected to be, as applicable, material, individually or in the aggregate). Except for matters reflected or reserved against on the balance sheet of the Parent as of the end of the fiscal quarter ended on March 31, 2012, neither the Parent nor any Subsidiary have any liabilities or obligations of any nature that would be required under United States generally accepted accounting principles to be reflected on a consolidated balance sheet of the Parent and its consolidated Parent Subsidiaries or in the notes thereto, except for obligations that (y) were incurred since March 31, 2012 and in the ordinary course of business consistent with past practice, or (z) would not, individually, or in the aggregate, reasonably be expected to be material to the Parent and its Subsidiaries taken as a whole.

Section 4.7. Accountants. Eide Bailey, LLC (“EBL”) nor any other accounting firm has resigned or declined to be re-appointed as an independent registered public accounting firm or any other accounting firm for the Parent; nor to the Parent’s Knowledge has EBL or any other accounting firm stated any intention to resign or to decline to be re-appointed as the independent registered public accounting firm or as an accounting firm for the Parent. Except as may be set forth in the Commission Documents, at no time during the two most recent fiscal years ending December 31, 2011, or thereafter has (a) there been any Disagreement between Parent or any Parent Subsidiary, on the one hand, and EBL, on the other hand, on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, audit deficiencies, material weaknesses or internal controls, including any Disagreement which would have caused EBL to make reference to the subject matter of the Disagreement(s) in connection with its report and regardless of whether or not such Disagreement was resolved to the satisfaction of EBL; (b) EBL advised the Parent or any Subsidiary that internal controls necessary to develop reliable financial statements for Parent do not exist, (c) EBL advised the Parent or any Parent Subsidiary at any time that it is or was unable to rely on the representations of Parent or that it is or was unwilling to be associated with the financial statements of Parent, (d) EBL advised Parent or any Parent Subsidiary of any need to expand the scope of its audits or reviews or that information has or had come to the attention of EBL that impacts or impacted, or if further investigated might impact or might have impacted, the fairness or reliability of any audit report or review or the underlying financial statements of Parent or any Parent Subsidiary or cause or caused EBL to be unwilling to rely on the representations of a EBL or be associated with the financial statements of Parent or any Parent Subsidiary.

Section 4.8. No Material Change. Except as disclosed in the Commission Documents filed prior to the date hereof, since March 31, 2012, Parent or any Parent Subsidiary have not (i) experienced or suffered any Material Adverse Effect, (ii) incurred any material liabilities, obligations, claims or losses (whether liquidated or unliquidated, secured or unsecured, absolute, accrued, contingent or otherwise) other than those incurred in the ordinary course of the Parent’s Business and consistent with past practice or (iii) declared, made or paid any dividend or distribution of any kind on the Parent Common Stock.

Section 4.9. No Undisclosed Events or Circumstances. Except as disclosed in the Commission Documents filed prior to the date hereof, since March 31, 2012, except for the consummation of the transactions contemplated herein, to the Parent’s knowledge, no event or circumstance has occurred or exists with respect to the Parent or any Parent Subsidiary or their Businesses, properties, operations or financial condition, which, under applicable law, rule or regulation, requires public disclosure or announcement by the Parent but which has not been so publicly announced or disclosed.

Section 4.10. Subsidiaries. Section 4.10 of the Disclosure Schedule sets forth the Parent Subsidiaries, including a description of capitalization of each Parent Subsidiary, the Business conducted by the Parent Subsidiary and its state of formation. Except as set forth on Section 4.10 of the Disclosure Schedule, none of Parent or the Parent Subsidiaries owns, directly or indirectly, any ownership interests of any Person or business. Each Parent Subsidiary is duly organized, validly existing and in good standing under the Laws of the state of its formation and has full corporate, partnership or limited liability company power and authority to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on its Business as it has been and is currently conducted. Section 4.10 of the Disclosure Schedules sets forth each jurisdiction in which each Parent Subsidiary is licensed or qualified to do business, and each Parent Subsidiary is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the properties owned or leased by it or the operation of its business as currently conducted makes such licensing or qualification necessary. Parent, directly or indirectly through a Parent Subsidiary, is the record owner of and has good and valid title to the percentage of ownership interests of each Parent Subsidiary indicated on Section 4.10 of the Disclosure Schedule, free and clear of all Encumbrances. There are no outstanding or authorized options, warrants, convertible securities or other rights, agreements, arrangements or commitments of any character relating to any ownership interests in any Parent Subsidiary or obligating Parent, or any Parent Subsidiaries to issue or sell any of its ownership interests in the Parent Subsidiaries. Other than the respective Organizational Documents of the Parent Subsidiaries, there are no voting trusts, proxies or other agreements or understandings in effect with respect to the voting or transfer of any of the ownership interests in the Parent Subsidiaries. All actions required to be taken by each Parent Subsidiary in connection with this Agreement and the other Transaction Documents have been or will be duly authorized on or prior to the Closing.

Section 4.11. Taxes.

(a) All Tax Returns required to be filed on or before the Closing Date by Parent or any Parent Subsidiary have been, or will be, timely filed. Such Tax Returns are, or will be, true, complete and correct in all respects. All Taxes due and owing by Parent or any parent Subsidiary (whether or not shown on any Tax Return) have been, or will be prior to Closing, timely paid.

(b) Parent and Parent Subsidiaries have withheld and paid each Tax required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, customer, member or other party, and complied with all information reporting and backup withholding provisions of applicable Law.

(c) No claim has been made by any taxing authority in any jurisdiction where Parent or any Parent Subsidiary does not file Tax Returns that it is, or may be, subject to Tax by that jurisdiction.

(d) No extensions or waivers of statutes of limitations have been given or requested with respect to any Taxes of Parent or any Parent Subsidiary.

(e) The amount of Parent’s and all Parent Subsidiaries’ Liability for unpaid Taxes for all periods ending on or before December 31, 2011 does not, in the aggregate, exceed the amount of accruals for Taxes (excluding reserves for deferred Taxes) reflected on Parent’s financial statements for the period ended December 31, 2011. The amount of Parent’s and all Parent Subsidiaries’ Liability for unpaid Taxes for the period beginning on January 1, 2012 shall not, in the aggregate, exceed the amount of accruals for Taxes (excluding reserves for deferred Taxes) as adjusted for the passage of time in accordance with the past custom and practice of Parent (and which accruals shall not exceed comparable amounts incurred in similar periods in prior years).

(f) Section 4.11 of the Disclosure Schedules sets forth those taxable years of Parent or any Parent Subsidiary for which examinations by taxing authorities are presently being conducted and the taxing authorities conducting such examinations.

(g) All deficiencies asserted, or assessments made, against Parent or any Parent Subsidiary as a result of any examinations by any taxing authority have been fully paid.

(h) Neither Parent nor any Parent Subsidiary is a party to any Action by any taxing authority. There are no pending or threatened Actions by any taxing authority against Parent or any Parent Subsidiary.

(i) There are no Encumbrances for Taxes (other than for current Taxes not yet due and payable) upon the assets of Parent or any Parent Subsidiary.

(j) Neither Parent nor any Parent Subsidiary is a party to, or bound by, any Tax indemnity, Tax-sharing or Tax allocation agreement.

(k) Neither Parent nor any Parent Subsidiary is a party to, or bound by, any closing agreement or offer in compromise with any taxing authority.

(l) No private letter rulings, technical advice memoranda or similar agreement or rulings have been requested, entered into or issued by any taxing authority with respect to Parent or any Parent Subsidiary.

(m) Except for the consolidated group of which Parent is the parent, neither Parent nor any Parent Subsidiary is or has been a member of an affiliated, combined, consolidated or unitary Tax group for Tax purposes. None of Parent or any Parent Subsidiary has any Liability for Taxes of any Person including, but not limited to, under Treasury Regulations Section 1.1502-6 (or any corresponding provision of state, local or foreign Law), as transferee or successor, by contract or otherwise.

(n) Neither Parent nor any Parent Subsidiary has agreed to make, or is it required to make, any adjustment under Sections 481(a) or 263A of the Code or any comparable provision of state, local or foreign Tax Laws by reason of a change in accounting method or otherwise. Neither Parent nor any Parent Subsidiary has taken any action that is not in the ordinary course of business consistent with past practice that could defer a Liability for Taxes of Parent or such Parent Subsidiary from any Pre-Closing Tax Period to any Post-Closing Tax Period.

(o) Parent is not a “foreign person” as that term is used in Treasury Regulations Section 1.1445-2. Parent is not, and has not been, a United States real property holding corporation (as defined in Section 897(c)(2) of the Code) during the applicable period specified in Section 897(c)(1)(a) of the Code.

(p) Parent has not been a “distributing corporation” or a “controlled corporation” in connection with a distribution described in Section 355 of the Code.

(q) Neither Parent nor any Parent Subsidiary has been a party to, or a promoter of, a “reportable transaction” within the meaning of Section 6707A(c)(1) of the Code and Treasury Regulations Section 1.6011-4(b).

(r) Section 4.11 of the Disclosure Schedules sets forth all foreign jurisdictions in which Parent or any Parent Subsidiary is subject to Tax, is engaged in business or has a permanent establishment. Neither Parent nor any Parent Subsidiary has entered into a gain recognition agreement pursuant to Treasury Regulations Section 1.367(a)-8. Neither Parent nor any Parent Subsidiary has transferred an intangible the transfer of which would be subject to the rules of Section 367(d) of the Code.

(s) None of the assets of Parent or any Parent Subsidiary is property that the Parent or Parent Subsidiary, as applicable, is required to treat as being owned by any other person pursuant to the so-called “safe harbor lease” provisions of former Section 168(f)(8) of the Internal Revenue Code of 1954, as amended.

Section 4.12. Legal Proceedings; Governmental Orders.

(a) There are no Actions pending or, to Parent’s Knowledge, threatened (i) against or by Parent or any Affiliate of Parent affecting any of their respective properties or assets; or (ii) against or by Parent or any Affiliate of Parent that challenges or seeks to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement. No event has occurred or circumstances exist that may give rise to, or serve as a basis for, any such Action.

(b) There are no outstanding Governmental Orders and no unsatisfied judgments, penalties or awards against or affecting Parent or any Affiliate of Parent or any of their respective properties or assets.

Section 4.13. Compliance With Laws; Licenses; Permits.

(a) Parent and each Affiliate of Parent has complied, and is now complying, with all Laws applicable to their respective business, properties or assets. Without limiting the foregoing, Parent, each Affiliate of Parent, and its or their directors, officers, managers (or any similar Person), employees, agents, and contractors have not engaged in any activities with respect to or on behalf of a Sleep Laboratory which are prohibited under, and in such capacity have acted in compliance with, the Healthcare Laws, except in each case, where such act or failure to act has not had, and would not reasonably be expected to have, a Material Adverse Effect on the Parent. There are no Actions nor, to the Knowledge of the Parent, has any Action been threatened against Parent or any Affiliate of Parent in connection with the Healthcare Laws. Neither Parent nor any Affiliate of Parent has been given written notice of, and to the Knowledge of the Parent, neither the Parent, nor any Affiliate of Parent or any Sleep Laboratory is under (or threatened with) any investigation or inquiry with respect to any violation of, or under any obligation to take remedial action ordered by any Governmental Authority concerning any applicable Law or Permits that would reasonably be expected to have a Material Adverse Effect on Parent.

(b) Neither Parent nor any Affiliate of Parent have any Liability (and there is no basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against any of them giving rise to any Liability) arising out of any professional services delivered by Parent or any Affiliate of Parent or as result of the ownership, possession, or use of any product sold, leased or delivered by Parent or any Affiliate of Parent.

(c) Except as described in Section 4.13(c) of the Disclosure Schedules, each Sleep Laboratory is qualified for participation in the federal Medicare program, has a current and valid provider contract with Medicare and Medicaid programs, is in compliance with the conditions of participation in such programs, including, where applicable, the requirements of 42 C.F.R. § 410.33 and 42 C.F.R. § 413.65. Each Sleep Laboratory is eligible for accreditation by The Joint Commission and is duly accredited by The Joint Commission or some other equivalent accrediting body. Parent and each Affiliate of Parent have operated each Sleep Laboratory consistent with all standards of the American Academy of Sleep Medicine and The Joint Commission or some other equivalent accrediting body. Neither Parent nor any Affiliate of Parent has received any notice from either the Medicare or Medicaid programs of any pending or threatened investigations, surveys or Actions. Neither Parent, nor any Affiliate of Parent, or any of their respective agents, employees or representatives, is currently excluded, debarred, suspended or otherwise ineligible to participate in Medicare, Medicaid or any other federal healthcare program. Parent and each Affiliate of Parent has complied, and is now complying, with 42 C.F.R. § 424.57(f).

(d) Neither Parent, nor any Affiliate of Parent, any Sleep Laboratory or any of its or their respective agents, employees or representatives: (i) is currently, or has received notice that they will be, excluded, debarred, suspended or otherwise ineligible to participate in any Governmental Healthcare Programs; (ii) has been sanctioned by, any Governmental Healthcare Programs, except where such sanctions would not reasonably be expected to have a Material Adverse Effect on the Parent; (iii) has been convicted of or charged with any violation of any Law related to any Governmental Healthcare Programs; (iv) has been convicted of, or entered into any settlement or reformation agreement with any Governmental Authority to avoid conviction of, any violation of Healthcare Laws, (v) has been convicted of, or entered into any settlement or reformation agreement with any Governmental Authority to avoid conviction of, any criminal offense relating to the delivery of any item or service under a Federal Health Care Program, as that term is defined in Section 1128B(f) of the Social Security Act, 42 U.S.C. §1320a-7b(f), or had a civil monetary penalty assessed against them under Section 1128A of the Social Security Act or any regulations promulgated thereunder; or (vi) has been designated a Specially Designated National or Blocked Person by the Office of Foreign Asset Control of the U.S. Department of Treasury.

(e) Where required, each Sleep Laboratory is duly licensed by the state in which it is located to operate. To Parent’s Knowledge, each Sleep Laboratory has all material Governmental Authorizations which are needed or required by law to operate the business related to or affecting the Sleep Laboratory.

(f) All Permits required for any Sleep Laboratory to conduct its business have been obtained by it and are valid and in full force and effect. All fees and charges with respect to such Permits as of the date hereof have been paid in full. Section 4.13(f) of the Disclosure Schedules lists all current Permits issued to Parent and each Affiliate of Parent, including the names of the Permits and their respective dates of issuance and expiration. No event has occurred that, with or without notice or lapse of time or both, would reasonably be expected to result in the revocation, suspension, lapse or limitation of any Permit set forth in Section 4.13(f) of the Disclosure Schedules.

(g) Neither Parent nor any Affiliate of Parent is a party to any agreement with CMS or any other similarly situated federal or state health care related regulatory agency.

(h) Neither Parent nor any Affiliate of Parent (i) is a party to a corporate integrity agreement or a certificate of compliance agreement with the Office of Inspector General of the Department of Health and Human Services or any other similar government-mandated compliance program, (ii) has any continuing material reporting obligations pursuant to a settlement agreement or other remedial measure entered into with any Governmental Authority, or (iii) has been served with or received any pending search warrants, subpoenas, or civil investigative demands from any Governmental Authority related to its business operations.

(i) Neither Parent nor any Affiliate of Parent have received any written notice from any Person regarding its or any of its agents’, employees’ or contractors’ uses or disclosures of, or security practices regarding, individually identifiable health-related information in violation of any applicable Health Information Law, except where such notices have not had, and would not reasonably be expected to have, a Material Adverse Effect on the Parent. To the Knowledge of the Parent, there is no misuse, improper disclosure or successful security incident (each as determined by reference to the Standards for Privacy of Individually Identifiable Health Information (45 C.F.R. part 160 and Part 164, Subparts A and E), the Security Standards for the Protection of Electronic Protected Health Information (45 C.F.R. Part 164, Subparts A and C) or state Laws, as applicable), involving individually identifiable health-related information by, or in the case of “Security Incidents” (as defined at 45 C.F.R. § 164.304) involving electronic individually identifiable health-related information held by, Parent or any Affiliate of Parent involving individually identifiable health-related information that has not been remedied as required by applicable Law. To the extent required under the Health Information Laws, Parent and each Affiliate of Parent are parties to compliant business associate agreements and trading partner agreements with all appropriate parties in accordance with such Health Information Laws.

Section 4.14. Other Healthcare Matters.

(a) Neither Parent nor any Affiliate of Parent is subject to any pending, nor to the Parent’s Knowledge, threatened, Recoupment Claims by any third party payor or Governmental Authority having jurisdiction over Parent and any Affiliate of Parent for amounts arising from or related to claims submitted by, or payments to, Parent or any Affiliate of Parent for services rendered prior to the Closing arising in connection with audits or reviews conducted by Medicaid, Medicare or private insurance companies. To the Parent’s Knowledge, there is no basis for any Recoupment Claims based upon claims or bills submitted, or to be submitted, in connection with services rendered by the Parent or any Affiliate of Parent.

(b) Parent and each Affiliate of Parent (i) have not received any pending notice of denial of payment, recoupment, or overpayment from any Governmental Healthcare Programs or any other third party payor, with respect to the services provided by Parent or any Affiliate of Parent other than notices of a non-material nature received in the ordinary course of business, or (ii) have outstanding overpayments or refunds due to Governmental Healthcare Programs or any other third party payor or patient that are older than 60 days or that are in excess of $30,000 in the aggregate.

Section 4.15. Certain Sensitive Payments. To the Knowledge of Parent, neither Parent, any Affiliate of Parent, nor anyone acting on behalf of the Parent or any Affiliate of Parent, has made or received any Sensitive Payments pertaining to any Sleep Laboratory, and no such Person has maintained any unrecorded cash or non-cash assets out of which any “sensitive” payments might be made.

Section 4.16. Third Party Reimbursements. The billing practices of Parent and each Affiliate of Parent are in compliance with all federal and state laws (including workers’ compensation and insurance laws and regulations) and, where applicable, all contracts with insurance companies, health maintenance organizations and other third-party payors (including Medicare, Medicaid, Tricare and the like).

Section 4.17. Full Disclosure. No representation or warranty by Parent in this Agreement and no statement contained in the Disclosure Schedules to this Agreement or any certificate or other document furnished or to be furnished to Seller pursuant to this Agreement contains any untrue statement of a material fact, or omits to state a material fact necessary to make the statements contained therein, in light of the circumstances in which they are made, not misleading.

Section 4.18. Investment Purpose. Buyer is acquiring the Membership Interests solely for its own account for investment purposes and not with a view to, or for offer or sale in connection with, any distribution thereof. Buyer acknowledges that the Membership Interests are not registered under the Securities Act, or any state securities laws, and that the Membership Interests may not be transferred or sold except pursuant to the registration provisions of the Securities Act or pursuant to an applicable exemption therefrom and subject to state securities laws and regulations, as applicable.

Section 4.19. Employee Benefits.

(a) Parent and Buyer have made available to Seller and the Companies the same documents, materials and information referenced in Section 3.23(a) about the Benefit Plans of Parent, Buyer and either of their ERISA Affiliates. All Benefit Plans of Parent and Buyer are in material compliance with all applicable Laws, or if not, any such deficiency will not result in any Liabilities to Company or any of its ERISA Affiliates.

(b) During the past six years, neither the Parent nor the Buyer, nor any ERISA Affiliate of either, has sponsored, maintained, contributed to, or been required to contribute to any benefit plan or arrangement that: (i) is subject to Title IV of ERISA or Section 412 of the Code; (ii) is a “multiemployer plan” (as defined in Section 3(37) of ERISA); (iii) is a “multiple employer plan” within the meaning of Section 413(c) of the Code or a “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA) or (iv) other than as required under Section 4980B of the Code or other applicable Law, provides benefits in the nature of health, life, or disability insurance following retirement or other termination of employment. No lien or other Liability has been assessed or threatened by the Pension Benefit Guaranty Corporation on Parent, Buyer, or any ERISA Affiliate of either.

Section 4.20. Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by the Agreement or any other Transaction Document based upon arrangements made by or on behalf of the Buyer.

ARTICLE V

COVENANTS

Section 5.1. Conduct of Business Prior to the Closing. From the date hereof until the Closing, except as otherwise provided in this Agreement or consented to in writing by Buyer and Parent on the one hand, or Seller on the other hand (which consent shall not be unreasonably withheld or delayed), Seller shall, and shall cause each Company and Company Subsidiary to, and the Parent shall, and shall cause each Parent Subsidiary to, conduct their respective Businesses in the ordinary course of business consistent with past practice; and use reasonable best efforts to maintain and preserve intact their respective organizations, businesses and franchises and to preserve their respective rights, franchises, goodwill and relationships of its employees, customers, lenders, suppliers, regulators and others having business relationships with each of them. Without limiting the foregoing, from the date hereof until the Closing Date, Seller, with respect to each Company and Company Subsidiary, and Parent, with respect to each Parent Subsidiary, shall:

(a) cause each Company, Company Subsidiary and Parent Subsidiary to preserve and maintain all of its Permits;

(b) cause each Company, Company Subsidiary and Parent Subsidiary to pay its debts, Taxes and other obligations when due;

(c) cause each Company, Company Subsidiary and Parent Subsidiary to maintain the properties and assets owned, operated or used by it in the same condition as they were on the date of this Agreement, subject to reasonable wear and tear;

(d) cause each Company, Company Subsidiary and Parent Subsidiary to continue in full force and effect without modification all Insurance Policies, except as required by applicable Law;

(e) cause each Company, Company Subsidiary and Parent Subsidiary to defend and protect its properties and assets from infringement or usurpation;

(f) cause each Company, Company Subsidiary and Parent Subsidiary to perform all of its obligations under all Contracts relating to or affecting its properties, assets or business;

(g) cause each Company, Company Subsidiary and Parent Subsidiary to maintain its books and records in accordance with past practice;

(h) cause each Company, Company Subsidiary and Parent Subsidiary to comply in all material respects with all applicable Laws; and

(i) cause each Company and Company Subsidiary not to take or permit any action that would cause any of the changes, events or conditions described in Section 3.8 to occur.

Section 5.2. Access to Information. From the date hereof until the Closing, Parent and Seller shall, and shall cause each of their Affiliates to, (a) afford the other party and its Affiliates and their Representatives full and free access to and the right to inspect all of the Real Property, properties, assets, premises, books and records, Contracts and other documents and data related to their respective Businesses; (b) furnish the other party, its Affiliates and their Representatives with such financial, operating and other data and information related to their respective Businesses as such party their Affiliates or any of their Representatives may reasonably request; and (c) instruct their Representatives to cooperate with the other party and its Affiliates in their investigation of the Business of any party or its Affiliates. Any investigation pursuant to this Section 5.2 shall be conducted in such manner as not to interfere unreasonably with the conduct of the business of Seller, any Company or any Company Subsidiary. No investigation by either party or its Affiliates or other information received by them shall operate as a waiver or otherwise affect any representation, warranty or agreement given or made by such party in this Agreement.

Section 5.3. No Solicitation of Other Bids.

(a) Seller and Parent shall not, and shall not authorize or permit any of their Affiliates or any of the Representatives of any of the foregoing to, directly or indirectly, (i) encourage, solicit, initiate, facilitate or continue inquiries regarding an Acquisition Proposal; (ii) enter into discussions or negotiations with, or provide any information to, any Person concerning a possible Acquisition Proposal; or (iii) enter into any agreements or other instruments (whether or not binding) regarding an Acquisition Proposal. Seller and Parent shall immediately cease and cause to be terminated, and shall cause its Affiliates and all the Representatives of themselves and their Affiliates to immediately cease and cause to be terminated, all existing discussions or negotiations with any Persons conducted heretofore with respect to, or that could lead to, an Acquisition Proposal. For purposes hereof, “Acquisition Proposal” shall mean any inquiry, proposal or offer from any Person (other than Seller, Buyer, Purchaser or any of their Affiliates) concerning (A) a merger, consolidation, liquidation, recapitalization or other business combination transaction involving any of Parent, Parent Subsidiary, Company or Company Subsidiary; (B) the issuance or acquisition of membership interests in any Parent Subsidiary, Company or Company Subsidiary; or (C) the sale, lease, exchange or other disposition of any significant portion of any properties or assets of any Parent Subsidiary, Company or Company Subsidiary.

(b) In addition to the other obligations under this Section 5.3, Seller and Parent shall promptly (and in any event within three Business Days after receipt thereof by Seller or Parent or their Representatives) advise the other orally and in writing of any Acquisition Proposal, any request for information with respect to any Acquisition Proposal, or any inquiry with respect to or which could reasonably be expected to result in an Acquisition Proposal, the material terms and conditions of such request, Acquisition Proposal or inquiry, and the identity of the Person making the same.

(c) Seller and Parent agree that the rights and remedies for noncompliance with this Section 5.3 shall include having such provision specifically enforced by any court having equity jurisdiction, it being acknowledged and agreed that any such breach or threatened breach shall cause irreparable injury for which money damages would not provide an adequate remedy.

Section 5.4. Notice of Certain Events.

(a) From the date hereof until the Closing, Seller and Parent shall promptly notify the other party in writing of:

(i) any fact, circumstance, event or action the existence, occurrence or taking of which (A) has had, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (B) has resulted in, or could reasonably be expected to result in, any representation or warranty made by Seller or Parent, respectively, hereunder not being true and correct or (C) has resulted in, or could reasonably be expected to result in, the failure of any of the conditions set forth in Section 7.2 to be satisfied;

(ii) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;

(iii) any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement; and

(iv) any Actions commenced or, to Seller’s Knowledge or Parent’s Knowledge, threatened against, relating to or involving or otherwise affecting Seller, Parent or any of their Affiliates that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to this Agreement or that relates to the consummation of the transactions contemplated by this Agreement.

(b) Parent’s or Seller’s receipt of information pursuant to this Section 5.4 shall not operate as a waiver or otherwise affect any representation, warranty or agreement given or made by either of them in this Agreement (including Section 8.2 and Section 9.1(b)) and shall not be deemed to amend or supplement the Disclosure Schedules.

Section 5.5. Healthcare Approvals. Upon the terms and subject to the conditions set forth in this Agreement, Seller and Parent each agree, and agree to cause all of their Subsidiaries to agree, to promptly prepare and file all necessary documentation, to effect all applications, notices, petitions and filings, to obtain as promptly as practicable all authorizations and any other exemptions, variances, waivers, and other authorizations of all Governmental Authorities under all Healthcare Laws and each reimbursement program or contract with Governmental Healthcare Programs in which any party or its Subsidiaries are a participant, which are necessary in connection with the consummation of the transactions contemplated by this Agreement (where required to be made or obtained prior to or after the Closing) (all of the foregoing, collectively “Healthcare Approvals”) and to comply with the terms and conditions of all such Healthcare Approvals. Seller and Parent shall each use all commercially reasonable efforts to, and to cause their respective officers, directors, managers, Subsidiaries and Affiliates to file within 15 Business Days after the date hereof, and in all events shall file within 15 Business Days after the date hereof, all required initial applications and documents in connection with obtaining the Healthcare Approvals and shall act reasonably and promptly thereafter in responding to additional requests in connection therewith. Parent and Seller shall have the right to review in advance, and to the extent practicable, each will consult with the other on, in each case subject to applicable Laws relating to the exchange of information, all the information relating to Seller, the Companies, any Company Subsidiary, or Parent, as the case may be, and any of their respective Subsidiaries, Affiliates, directors, officers, managers, stockholders or members, which appears in any filing made with, or written materials submitted to, any Governmental Authority in connection with the transaction contemplated by this Agreement. Parent and Seller agree to promptly advise each other upon receiving any communication from any Governmental Authority which causes such party to believe that there is a reasonable likelihood that any Healthcare Approval required from such Governmental Authority will not be obtained or that the receipt of any such approval will be materially delayed.

Nothing in Section 5.5 shall obligate Parent or Seller and their respective Subsidiaries to take any action which would require the voluntary surrender, forfeiture or other termination by them of a Healthcare Approval then held by any of them, if such Person determines in good faith that it is inadvisable to do so.

Section 5.6. Confidentiality.

(a) From and after the Closing, Seller shall, and shall cause its Affiliates to, hold, and shall use its reasonable best efforts to cause its or their respective Representatives to hold, in confidence any and all information, whether written or oral, concerning the Companies and Subsidiaries, except to the extent that Seller can show that such information is generally available to and known by the public through no fault of Seller, any of its Affiliates or their respective Representatives. If Seller or any of its Affiliates or their respective Representatives are compelled to disclose any information by judicial or administrative process or by other requirements of Law, Seller shall promptly notify Buyer in writing and shall disclose only that portion of such information which Seller is advised by its counsel in writing is legally required to be disclosed, provided that Seller shall use reasonable best efforts to obtain an appropriate protective order or other reasonable assurance that confidential treatment will be accorded such information.

(b) From and after the Closing, Parent shall, and shall cause its Affiliates to, hold, and shall use its reasonable best efforts to cause its or their respective Representatives to hold, in confidence any and all information, whether written or oral, concerning the Seller and its Affiliates (other than the Companies and their Subsidiaries), except to the extent that Parent can show that such information is generally available to and known by the public through no fault of Parent, any of its Affiliates or their respective Representatives. If Parent or any of its Affiliates or their respective Representatives are compelled to disclose any information by judicial or administrative process or by other requirements of Law, Parent shall promptly notify Seller in writing and shall disclose only that portion of such information which Parent is advised by its counsel in writing is legally required to be disclosed, provided that Parent shall use reasonable best efforts to obtain an appropriate protective order or other reasonable assurance that confidential treatment will be accorded such information.

Section 5.7. Non-competition; Non-solicitation.

(a) For a period of three years commencing on the Closing Date (the “Restricted Period”), Seller shall not, and shall not permit any of its Affiliates to, directly or indirectly, (i) engage in or assist others in engaging in the Restricted Business in the Territory; (ii) have an interest in any Person that engages directly or indirectly in the Restricted Business in the Territory in any capacity, including as a partner, shareholder, member, employee, principal, agent, trustee or consultant; or (iii) intentionally interfere in any material respect with the business relationships (whether formed prior to or after the date of this Agreement) between any Company or Company Subsidiary and customers or suppliers of any Company or Company Subsidiary. Notwithstanding the foregoing, Seller may own, directly or indirectly, solely as an investment, securities of any Person traded on any national securities exchange if Seller is not a controlling Person of, or a member of a group which controls, such Person and does not, directly or indirectly, own 5% or more of any class of securities of such Person.

(b) During the Restricted Period, Seller shall not, and shall not permit any of its Affiliates to, directly or indirectly, hire or solicit any employee of any Company or Company Subsidiary or encourage any such employee to leave such employment or hire any such employee who has left such employment, except pursuant to a general solicitation which is not directed specifically to any such employees; provided, that nothing in this Section 5.7(b) shall prevent Seller or any of its Affiliates from hiring (i) any employee whose employment has been terminated by a Company, Company Subsidiary or Parent or (ii) after 180 days from the date of termination of employment, any employee whose employment has been terminated by the employee.

(c) During the Restricted Period, Seller shall not, and shall not permit any of its Affiliates to, directly or indirectly, solicit or entice, or attempt to solicit or entice, any clients or customers of any Company or Company Subsidiary or potential clients or customers of any Company or Company Subsidiary for purposes of diverting their business or services from the Company or Company Subsidiary.

(d) Seller shall use its reasonable best efforts to cause its chief executive officer, president, chief operating officer, chief financial officer and general counsel (together the “Seller’s Officers”) to execute written agreements in favor of Parent effective on the Closing Date under which Seller’s Officers agree to non-competition and non-solicitation restrictions substantially similar to those agreed to by Seller in this Section 5.7.

(e) Seller acknowledges that a breach or threatened breach of this Section 5.7 would give rise to irreparable harm to Buyer and Parent, for which monetary damages would not be an adequate remedy, and hereby agrees that in the event of a breach or a threatened breach by Seller of any such obligations, Buyer and Parent shall, in addition to any and all other rights and remedies that may be available to them in respect of such breach, be entitled to equitable relief, including a temporary restraining order, an injunction, specific performance and any other relief that may be available from a court of competent jurisdiction (without any requirement to post bond).

(f) Seller acknowledges that the restrictions contained in this Section 5.7 are reasonable and necessary to protect the legitimate interests of Buyer and Parent and constitute a material inducement to Buyer and Parent to enter into this Agreement and consummate the transactions contemplated by this Agreement. In the event that any covenant contained in this Section 5.7 should ever be adjudicated to exceed the time, geographic, product or service, or other limitations permitted by applicable Law in any jurisdiction, then any court is expressly empowered to reform such covenant, and such covenant shall be deemed reformed, in such jurisdiction to the maximum time, geographic, product or service, or other limitations permitted by applicable Law. The covenants contained in this Section 5.7 and each provision hereof are severable and distinct covenants and provisions. The invalidity or unenforceability of any such covenant or provision as written shall not invalidate or render unenforceable the remaining covenants or provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such covenant or provision in any other jurisdiction.

Section 5.8. Governmental Approvals and Consents.

(a) Each party hereto shall, as promptly as possible, (i) make, or cause or be made, all filings and submissions required under any Law applicable to such party or any of its Affiliates; and (ii) use reasonable best efforts to obtain, or cause to be obtained, all consents, authorizations, orders and approvals from all Governmental Authorities that may be or become necessary for its execution and delivery of this Agreement and the performance of its obligations pursuant to this Agreement and the other Transaction Documents. Each party shall cooperate fully with the other party and its Affiliates in promptly seeking to obtain all such consents, authorizations, orders and approvals. The parties hereto shall not willfully take any action that will have the effect of delaying, impairing or impeding the receipt of any required consents, authorizations, orders and approvals.

(b) Seller and Parent shall use reasonable best efforts to give all notices to, and obtain all consents from, all third parties that are described in Section 3.5 and Section 4.3 of the Disclosure Schedules.

(c) Without limiting the generality of the parties’ undertakings pursuant to subsections (a) and (b) above, each of the parties hereto shall use all reasonable best efforts to:

(i) respond to any inquiries by any Governmental Authority regarding antitrust or other matters with respect to the transactions contemplated by this Agreement or any Transaction Document;

(ii) avoid the imposition of any order or the taking of any action that would restrain, alter or enjoin the transactions contemplated by this Agreement or any Transaction Document; and

(iii) in the event any Governmental Order adversely affecting the ability of the parties to consummate the transactions contemplated by this Agreement or any Transaction Document has been issued, to have such Governmental Order vacated or lifted.

(d) If any consent, approval or authorization necessary to preserve any right or benefit under any Contract to which any Company or Company Subsidiary is a party is not obtained prior to the Closing, Seller shall, subsequent to the Closing, cooperate with Buyer, Parent and the Company or Company Subsidiary in attempting to obtain such consent, approval or authorization as promptly thereafter as practicable. If such consent, approval or authorization cannot be obtained, Seller shall use its reasonable best efforts to provide the Company or Company Subsidiary with the rights and benefits of the affected Contract for the term thereof, and, if Seller provides such rights and benefits, the Company or Major Subsidiary shall assume all obligations and burdens thereunder.

(e) All analyses, appearances, meetings, discussions, presentations, memoranda, briefs, filings, arguments, and proposals made by or on behalf of either party before any Governmental Authority or the staff or regulators of any Governmental Authority, in connection with the transactions contemplated hereunder (but, for the avoidance of doubt, not including any interactions between Seller or the Companies with Governmental Authorities in the ordinary course of business, any disclosure which is not permitted by Law or any disclosure containing confidential information) shall be disclosed to the other party hereunder in advance of any filing, submission or attendance, it being the intent that the parties will consult and cooperate with one another, and consider in good faith the views of one another, in connection with any such analyses, appearances, meetings, discussions, presentations, memoranda, briefs, filings, arguments, and proposals. Each party shall give notice to the other party with respect to any meeting, discussion, appearance or contact with any Governmental Authority or the staff or regulators of any Governmental Authority, with such notice being sufficient to provide the other party with the opportunity to attend and participate in such meeting, discussion, appearance or contact.

(f) Notwithstanding the foregoing, nothing in this Section 5.8 shall require, or be construed to require, Buyer, Parent or any of their Affiliates to agree to (i) sell, hold, divest, discontinue or limit, before or after the Closing Date, any assets, businesses or interests of Buyer, Parent, the Companies or any of their respective Affiliates; (ii) any conditions relating to, or changes or restrictions in, the operations of any such assets, businesses or interests which, in either case, could reasonably be expected to result in a Material Adverse Effect or materially and adversely impact the economic or business benefits to Buyer and Parent of the transactions contemplated by this Agreement; or (iii) any material modification or waiver of the terms and conditions of this Agreement.

Section 5.9. Books and Records.

(a) In order to facilitate the resolution of any claims made against or incurred by Seller prior to the Closing, or for any other reasonable purpose, for a period of two years after the Closing, Buyer and Parent shall:

(i) retain the books and records (including personnel files) of each Company relating to periods prior to the Closing in a manner reasonably consistent with the prior practices of the Company; and

(ii) upon reasonable notice, afford the Representatives of Seller reasonable access (including the right to make, at Seller’s expense, photocopies), during normal business hours, to such books and records;

provided, however, that any books and records related to Tax matters shall be retained pursuant to the periods set forth in Article VI.

(b) In order to facilitate the resolution of any claims made by or against or incurred by Buyer, Parent or any Company or Company Subsidiary after the Closing, or for any other reasonable purpose, for a period of two years following the Closing, Seller shall:

(i) retain the books and records (including personnel files) of Seller which relate to the Companies and Subsidiaries and their respective operations for periods prior to the Closing; and

(ii) upon reasonable notice, afford the Representatives of Buyer, Parent or any Company reasonable access (including the right to make, at Buyer’s expense, photocopies), during normal business hours, to such books and records;

provided, however, that any books and records related to Tax matters shall be retained pursuant to the periods set forth in Article VI.

(c) None of Buyer, Parent or Seller shall be obligated to provide the other party with access to any books or records (including personnel files) pursuant to this Section 5.9 where such access would violate any Law.

Section 5.10. Closing Conditions. From the date hereof until the Closing, each party hereto shall, and Seller shall cause each Company and Company Subsidiary to, use reasonable best efforts to take such actions as are necessary to expeditiously satisfy the closing conditions set forth in Article VII hereof.

Section 5.11. Public Announcements. Unless otherwise required by applicable Law or stock exchange requirements (based upon the reasonable advice of counsel), no party to this Agreement shall make any public announcements in respect of this Agreement or the transactions contemplated hereby or otherwise communicate with any news media without the prior written consent of the other party (which consent shall not be unreasonably withheld or delayed), and the parties shall cooperate as to the timing and contents of any such announcement.

Section 5.12. Directors. At or prior to the Closing, the Parent’s Board of Directors shall take all necessary action to cause the size of the Parent Board of Directors to be fixed at no more than seven directors, and concurrent with the Closing, appoint Thomas A. Michaud and a director designated by the Seller who shall be independent from the Parent as determined in accordance with the rules of the SEC and The NASDAQ Stock Market, LLC which shall be acceptable to the Parent’s Board of Directors, to serve as members of Parent’s board of directors, until the Annual Meeting of Parent following the Closing at which their term of office expires, at which time they shall be eligible for nomination for additional terms in accordance with the customary procedures of the nominating committee of the Parent Board of Directors. The provisions of this Section 5.12 are in addition to any rights that Seller may have as a holder or beneficial owner of Parent Securities as a matter of Law with respect to the election of directors or otherwise.

Section 5.13. Parent Shareholders’ Meeting.

(a) Parent, acting through its Board of Directors, shall, in accordance with applicable Law and Parent’s Organizational Documents:

(i) duly call, give notice of, convene and hold, as soon as reasonably practicable after the Closing, a special meeting of its shareholders (the “Special Meeting”) for the purpose, among other things, of considering approval of the issuance of Parent Common Stock in excess of the Exchange Cap;

(ii) subject to Section 5.13(b), within two weeks of Closing prepare and file with the SEC one or more proxy statements regarding the Special Meeting, including, among other items, as an agenda item approval of the issuance of Parent Common Stock in excess of the Exchange Cap, and use reasonable best efforts to obtain and furnish the information required to be included by the SEC in such Proxy Statement, provide copies of all correspondence with the SEC to Seller and, after consultation with Seller, respond promptly to any comments made by the SEC with respect to the preliminary proxy statement and cause a definitive proxy statement, including any amendment or supplement thereto (the “Proxy Statement”) to be mailed to Parent shareholders as promptly as reasonably practicable;

(iii) include in the Proxy Statement the recommendation of Parent’s Board of Directors that Parent’s shareholders vote in favor of approving the issuance of Parent Securities and/or any action deemed necessary by the Board, after consultation with Seller, to avoid a delisting of the Parent Common Stock from NASDAQ; and

(iv) use its commercially reasonable efforts to solicit from Parent’s shareholders, in compliance with all applicable securities laws, proxies in favor of approving the issuance of Parent Securities and take all other actions reasonably necessary or advisable to secure such approval.

(b) Seller shall furnish for inclusion in the Proxy Statement such information about the Seller, the Companies and the Company’s Subsidiaries as necessary, including all audited and interim financial statements required to be included in the Proxy Statement and opinions and consents of the independent registered public accounting firm issuing an unqualified opinion on such audited financial statements. Seller represents and warrants that the information so supplied, as it may be revised from time to time by Seller, will not contain any statement that, as of the time the Proxy Statement is distributed and in light of the circumstances under which it is made, is false or misleading with respect to any material fact, or that omits to state any material fact required to be stated therein or necessary in order to make the statements therein not false or misleading.

Section 5.14. Audits of Financial Statements of the Companies. From and after the date of this Agreement, Seller shall, and shall use its reasonable best efforts to cause its Affiliates to, cooperate with the independent auditor of the Companies (the “Auditor”) in connection with any audit by Auditor of any financial statements of the Companies that Parent requires to comply with the requirements of securities Laws applicable to Parent or Tax, financial or reporting requirements. Such cooperation will include (a) reasonable access to officers, managers, employees, agents and representatives of Seller and the Companies who were responsible for preparing or maintaining the financial records and work papers and other supporting documents used in the preparation of such financial statements as may be required by the Auditor to perform an audit or conduct a review in accordance with generally accepted auditing standards or to otherwise verify such financial statements and (b) delivery of one or more customary representation letters from Seller or any Company to the Auditor that are reasonably requested to allow such auditors to complete an audit (or review of any financial statements), and to issue an opinion acceptable to the Auditor with respect to an audit or review of those financial records required pursuant to this Section 5.14.

Section 5.15. Appeal of NASDAQ Delisting Action. Following the execution of this Agreement, Parent agrees to continue to use its reasonable best efforts to successfully prosecute the appeal of its pending delisting of the Parent Common Stock from listing on NASDAQ and shall promptly apprise Seller of all developments relating thereto and also provide it with all correspondence or other written material relating to such appeal and its resolution.

Section 5.16. Listing of Parent Common Shares. Parent shall use commercially reasonable efforts to cause the Parent Common Shares, Warrant Shares and Parent Conversion Shares to be approved for listing on the principal trading market upon which such securities are then eligible for listing.

Section 5.17. Interpretative Guidance. If requested by Seller, Parent and Seller shall use commercially reasonable efforts to request interpretative guidance from the SEC and other authorities with power of oversight over Parent on accounting and other matters relating to the transaction. The Parent shall closely consult with Seller as the foregoing requests for guidance are prepared and submitted and shall promptly provide Seller all correspondence received related to the guidance sought under this Section 5.17.

Section 5.18. Employee Benefits and Benefit Plans Post-Closing. Seller and Parent shall, and shall cause their respective Affiliates to, cooperate in providing information to each other to facilitate decision making with respect to the employee benefits and benefit plans to be offered to employees of Parent or the Companies and their respective Affiliates following the Closing and to facilitate any consolidation of benefit plans, to the extent required by Law or otherwise determined to be necessary or desirable by the parties. Further, Seller and Parent shall, and shall cause their respective Affiliates to, cooperate and assist in approving, or obtaining any approvals, as necessary to carry out any consolidation, amendment, termination, or any other action related to any of the benefit plans of the parties or of any of the benefit plans sponsored, maintained, or contributed to by any of their respective Affiliates.

Section 5.19. Further Assurances. Following the Closing, each of the parties hereto shall, and shall cause their respective Affiliates to, execute and deliver such additional documents, instruments, conveyances and assurances and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement.

ARTICLE VI

TAX MATTERS

Section 6.1. Tax Covenants.

(a) Buyer and Seller acknowledge and agree that each Company has been a disregarded entity for income tax purposes and therefore that the transfer of the Membership Interests in exchange for the Parent Common Shares, the Parent Preferred Shares and the Parent Warrant will be treated as a taxable asset sale by the Seller. Buyer and the Seller shall mutually agree upon a statement (the “Allocation Statement”) setting forth the value of the Membership Interests, which shall be used for the allocation of the Purchase Price (together with the Liabilities) among the assets of each of Company (the “Purchased Assets”) within 30 days after the Closing. Buyer and Seller agree to report an allocation of such Purchase Price among the Purchased Assets in a manner entirely consistent with the Allocation Statement and agree to act in accordance with such Allocation Statement in the preparation of financial statements and filing of all Tax Returns (including, without limitation, filing Internal Revenue Service Form 8594 with its federal income tax return for the taxable year that includes the Closing Date) and in the course of any Tax audit, Tax review or Tax litigation matter relating hereto. If Seller and Buyer are unable to agree on such allocation, Seller and Buyer agree to retain a nationally recognized appraisal firm experienced in valuing businesses similar to the Companies’ businesses to appraise the Purchased Assets. The appraisal firm shall perform such appraisal promptly. Seller and Buyer shall each pay one-half of the costs of such appraisal.

(b) Without the prior written consent of Buyer, Seller (and, prior to the Closing, each Company, their Affiliates and their respective Representatives) shall not, to the extent it may affect, or relate to, any Company, make, change or rescind any Tax election, amend any Tax Return or take any position on any Tax Return, take any action, omit to take any action or enter into any other transaction not in the ordinary course of business consistent with past practice that would have the effect of increasing the Tax liability or reducing any Tax asset of Buyer or a Company. Seller agrees that Buyer is to have no liability for any Tax resulting from any action of Seller, any Company, their respective Affiliates or any of their respective Representatives taken prior to Closing, and agrees to indemnify and hold harmless Buyer (and, after the Closing Date, each Company) against any such Tax or reduction of any Tax asset.

(c) All transfer, documentary, sales, use, stamp, registration, value added and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement and the other Transaction Documents (including any real property transfer Tax and any other similar Tax) shall be borne equally by Parent and Seller. Parent shall, at its own expense, timely file any Tax Return or other document with respect to such Taxes or fees (and Seller shall cooperate with respect thereto as necessary).

(d) Seller shall, and shall cause its Affiliates to, cooperate in providing information to Buyer and Parent in order to determine what consents may be necessary to (i) enable Buyer or Parent to make any tax elections determined to be necessary in connection with the transactions contemplated by this Agreement, including without limitation elections under Section 754 of the Code and (ii) permit the transfers of the interests in each Company and each Company Subsidiary under their respective operating agreements.

Section 6.2. Termination of Existing Tax Sharing Agreements. Any and all existing Tax sharing agreements (whether written or not) binding upon either Company shall be terminated as of the Closing Date. After such date, none of Companies, Seller, any of Seller’s Affiliates or their respective Representatives shall have any further rights or liabilities thereunder.

Section 6.3. Tax Indemnification. Seller shall indemnify each Company, Buyer, and each Buyer Indemnitee and hold them harmless from and against (a) any Loss attributable to any breach of or inaccuracy in any representation or warranty made in Section 3.25; (b) any Loss attributable to any breach or violation of, or failure to fully perform, any covenant, agreement, undertaking or obligation in Article VI; (c) all Taxes of the Seller or any Company for all Pre-Closing Tax Periods; (d) all Taxes required to be paid or withheld by the Seller or any Company for all Pre-Closing Tax Periods; (e) all Taxes of any member of an affiliated, consolidated, combined or unitary group of which the Company (or any predecessor of the Company) is or was a member on or prior to the Closing Date by reason of a liability under Treasury Regulation Section 1.1502-6 or any comparable provisions of foreign, state or local Law; and (f) any and all Taxes of any person imposed on a Company arising under the principles of transferee or successor liability or by contract, relating to an event or transaction occurring before the Closing Date, in each of the above cases, together with any out-of-pocket fees and expenses (including attorneys’ and accountants’ fees) incurred in connection therewith. Seller shall reimburse Buyer for any Taxes of a Company that are the responsibility of Seller pursuant to this Section 6.3 within ten Business Days after payment of such Taxes by Buyer or the Company.

Parent shall indemnify Seller and each Seller Indemnitee and hold them harmless from and against (i) any Loss attributable to any breach of or inaccuracy in any representation or warranty made in Section 4.11, and (ii) any Loss attributable to any breach or violation of, or failure to fully perform, any covenant, agreement, undertaking or obligation in Article VI, in each case, together with any out-of-pocket fees and expenses (including attorneys’ and accountants’ fees) incurred in connection therewith.

Section 6.4. Contests. Parent and Buyer agree to give written notice to Seller of the receipt of any written notice by either Company, Buyer, Parent or any Affiliates of Buyer or Parent which involves the assertion of any claim, or the commencement of any Action, in respect of which an indemnity may be sought by Buyer pursuant to this Article VI (a “Tax Claim”); provided, that failure to comply with this provision shall not affect Buyer’s right to indemnification hereunder except and only to the extent that the such failure results in the forfeit of rights or defenses of Seller. Buyer shall control the contest or resolution of any Tax Claim; provided, however, that Buyer shall obtain the prior written consent of Seller (which consent shall not be unreasonably withheld or delayed) before entering into any settlement of a claim or ceasing to defend such claim; and, provided further, that Seller shall be entitled to participate in the defense of such claim and to employ counsel of its choice for such purpose, the fees and expenses of which separate counsel shall be borne solely by Seller. Seller agrees to give written notice to Parent of the receipt of any written notice by Seller or any Affiliates of Seller which involves the assertion of any claim, or the commencement of any Action, in respect of which an indemnity may be sought by Seller pursuant to this Article VI; provided, that failure to comply with this provision shall not affect Seller’s right to indemnification hereunder except and only to the extent that the such failure results in the forfeit of rights or defenses of Seller.

Section 6.5. Cooperation and Exchange of Information. Seller and Buyer shall provide each other with such cooperation and information as either of them reasonably may request of the other in filing any Tax Return pursuant to this Article VI or in connection with any audit or other proceeding in respect of Taxes of either Company. Such cooperation and information shall include providing copies of relevant Tax Returns or portions thereof, together with accompanying schedules, related work papers and documents relating to rulings or other determinations by tax authorities. Each of Seller and Buyer shall retain all Tax Returns, schedules and work papers, records and other documents in its possession relating to Tax matters of the Company for any taxable period beginning before the Closing Date until the expiration of the statute of limitations of the taxable periods to which such Tax Returns and other documents relate, without regard to extensions except to the extent notified by the other party in writing of such extensions for the respective Tax periods. Prior to transferring, destroying or discarding any Tax Returns, schedules and work papers, records and other documents in its possession relating to Tax matters of a Company for any taxable period beginning before the Closing Date, Seller or Buyer (as the case may be) shall provide the other party with reasonable written notice and offer the other party the opportunity to take custody of such materials.

Section 6.6. Tax Treatment of Indemnification Payments. Any indemnification payments pursuant to this Article VI shall be treated as an adjustment to the Purchase Price by the parties for Tax purposes, unless otherwise required by Law.

Section 6.7. Survival. Notwithstanding anything in this Agreement to the contrary, the provisions of Section 3.25, Section 4.11 and this Article VI shall survive for the full period of all applicable statutes of limitations (giving effect to any waiver, mitigation or extension thereof) plus 60 days.

Section 6.8. Overlap. To the extent that any obligation or responsibility pursuant to Article VIII may overlap with an obligation or responsibility pursuant to this Article VI, the provisions of this Article VI shall govern.

ARTICLE VII

CONDITIONS TO CLOSING

Section 7.1. Conditions to Obligations of Parent and Buyer. The obligations of Parent and Buyer to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or Buyer’s and Parent’s waiver, at or prior to the Closing, of each of the following conditions:

(a) No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Governmental Order which is in effect and has the effect of making the transactions contemplated by this Agreement illegal, otherwise restraining or prohibiting consummation of such transactions or causing any of the transactions contemplated hereunder to be rescinded following completion thereof.

(b) All approvals, consents, authorizations, orders and waivers that are listed on Section 3.5 of the Disclosure Schedules shall have been received, and executed counterparts thereof shall have been delivered to Buyer at or prior to the Closing, and no such approvals, consents, authorizations, orders or waivers shall have been revoked.

(c) Other than the representations and warranties of Seller contained in Section 3.1, Section 3.2, Section 3.3, Section 3.4, Section 3.6 and Section 3.27, the representations and warranties of Seller contained in this Agreement, the other Transaction Documents and any certificate or other writing delivered pursuant hereto shall be true and correct in all respects (in the case of any representation or warranty qualified by materiality or Material Adverse Effect) or in all material respects (in the case of any representation or warranty not qualified by materiality or Material Adverse Effect) on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects). The representations and warranties of Seller contained in Section 3.1, Section 3.2, Section 3.3, Section 3.4, Section 3.6 and Section 3.27 shall be true and correct in all respects on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects).

(d) Seller shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement.

(e) No Action shall have been commenced against Seller, any Company or any Company Subsidiary that would prevent the Closing. No injunction or restraining order shall have been issued by any Governmental Authority, and be in effect, which restrains or prohibits any transaction contemplated hereby.

(f) From the date of this Agreement, there shall not have occurred any Material Adverse Effect, nor shall any event or events have occurred that, individually or in the aggregate, with or without the lapse of time, could reasonably be expected to result in a Material Adverse Effect.

(g) The other Transaction Documents shall have been executed and delivered by the parties thereto and true and complete copies thereof shall have been delivered to Buyer.

(h) Parent and Buyer shall have received a certificate, dated the Closing Date and signed by a duly authorized officer or manager of Seller, that each of the conditions set forth in Section 7.2(c) and Section 7.2(d) have been satisfied.

(i) Parent and Buyer shall have received a certificate of an officer or manager of Seller certifying (i) as to true and complete copies of all resolutions adopted by the managers of Seller authorizing the execution, delivery and performance of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby and thereby and (ii) the names and signatures of the officers of Seller authorized to sign this Agreement, the Transaction Documents and the other documents to be delivered hereunder and thereunder.

(j) Seller shall have delivered to Buyer and Parent a good standing certificate (or its equivalent) for each Company and each Major Subsidiary from the secretary of state or similar Governmental Authority of the jurisdiction under the Laws in which the Company or Major Subsidiary is organized.

(k) Seller shall have delivered to Buyer and Parent a certificate pursuant to Treasury Regulations Section 1.1445-2(b) that Seller is not a foreign person within the meaning of Section 1445 of the Code.

(l) Seller shall have delivered to Buyer and Parent a legal opinion issued by counsel to Seller and substantially in the form as attached as Exhibit E.

(m) Parent shall have received an opinion from Roth Capital that the issuance of Parent Securities pursuant to this Agreement is fair to Parent from a financial point of view.

(n) Seller shall have delivered to Buyer and Parent such consents as are necessary to (i) enable Buyer or Parent to make any tax elections determined to be necessary in connection with the transactions contemplated by this Agreement, including without limitation elections under Section 754 of the Code and (ii) permit the transfers of the interests in each Company and each Company Subsidiary under their respective operating agreements.

(o) Seller shall have delivered to Buyer and Parent such other documents or instruments as Buyer reasonably requests and are reasonably necessary to consummate the transactions contemplated by this Agreement.

(p) Parent and Buyer shall be reasonably satisfied that all of the due diligence requests of the Parent or Buyer to the Seller have been fulfilled by the Seller and with the results of the due diligence review of such requested documents and information. However, the closing condition set forth in this Section 7.1(p) shall only apply to instances where the Seller has failed to fulfill or omitted due diligence requests of the Parent or Buyer or where the Parent or Buyer is reasonably dissatisfied with the results of the due diligence review of material documents or information.

Section 7.2. Conditions to Obligations of Seller. The obligations of Seller to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or Seller’s waiver, at or prior to the Closing, of each of the following conditions:

(a) No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Governmental Order which is in effect and has the effect of making the transactions contemplated by this Agreement illegal, otherwise restraining or prohibiting consummation of such transactions or causing any of the transactions contemplated hereunder to be rescinded following completion thereof.

(b) All approvals, consents, authorizations, orders and waivers that are listed on Section 4.3 of the Disclosure Schedules shall have been received, and executed counterparts thereof shall have been delivered to Seller at or prior to the Closing, and no such approvals, consents, authorizations, orders or waivers shall have been revoked.

(c) Other than the representations and warranties of Buyer and Parent contained in Section 4.1, Section 4.2, Section 4.5, Section 4.6, Section 4.7, Section 4.10 and Section 4.18, the representations and warranties of Buyer and Parent contained in this Agreement shall be true and correct in all respects (in the case of any representation or warranty qualified by materiality or Material Adverse Effect) or in all material respects (in the case of any representation or warranty not qualified by materiality or Material Adverse Effect) on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects). The representations and warranties of Buyer and Parent contained in Section 4.1, Section 4.2, Section 4.5, Section 4.6, Section 4.7, Section 4.10 and Section 4.18 shall be true and correct in all respects on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date.

(d) Buyer and Parent shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement to be performed or complied with by it prior to or on the Closing Date; provided, that, with respect to agreements, covenants and conditions that are qualified by materiality, Buyer and Parent shall have performed such agreements, covenants and conditions, as so qualified, in all respects.

(e) No injunction or restraining order shall have been issued by any Governmental Authority, and be in effect, which restrains or prohibits any material transaction contemplated hereby.

(f) The other Transaction Documents shall have been executed and delivered by the parties thereto and true and complete copies thereof shall have been delivered to Seller.

(g) Seller shall have received a certificate, dated the Closing Date and signed by a duly authorized officer of Parent, that each of the conditions set forth in Section 7.1(c) and Section 7.1(d) have been satisfied.

(h) Buyer shall have delivered to Seller such other documents or instruments as Seller reasonably requests and are reasonably necessary to consummate the transactions contemplated by this Agreement.

(i) With respect to the debt owed by Parent to Arvest Bank (“Arvest”), Seller shall have been provided with written assurances from Arvest that the assets owned by the Companies and the Company Subsidiaries prior to the Closing shall not be subject to a lien by Arvest following the Closing.

(j) Seller shall have been able to approach not more than ten shareholders of Parent in compliance with securities Laws and received reasonably satisfactorily responses that such shareholders will vote the shares owned by such shareholders in favor of (i) the transactions referenced herein, and (ii) the issuance of the Parent Conversion Shares.

(k) Seller shall be satisfied, in its reasonable discretion, that the Parent Common Stock is not likely to be delisted by NASDAQ as a result of the pending delisting action.

(l) Seller shall have received favorable interpretative guidance from each authority from which guidance was sought pursuant to Section 5.17, if any.

(m) From the date of this Agreement, there shall not have occurred any Material Adverse Effect, nor shall any event or events have occurred that, individually, or in the aggregate, with or without the lapse of time, could reasonably be expected to result in a Material Adverse Effect.

(n) Parent shall have delivered to Seller a legal opinion issued by counsel to Parent and substantially in the form as attached as Exhibit F.

(o) Seller shall be reasonably satisfied that all of the due diligence requests of the Seller to the Parent or Buyer have been fulfilled by the Parent or Buyer and with the results of the due diligence review of such requested documents and information. However, the closing condition set forth in this Section 7.2(o)shall only apply to instances where the Parent or Buyer have failed to fulfill or omitted due diligence requests of the Seller or where the Seller is reasonably dissatisfied with the results of the due diligence review of material documents or information.

ARTICLE VIII

INDEMNIFICATION

Section 8.1. Survival. Subject to the limitations and other provisions of this Agreement, the representations and warranties contained herein (other than any representations or warranties in Section 3.1, Section 3.3, Section 3.4, Section 3.22, Section 3.27, Section 4.1, Section 4.2, Section 4.5, Section 4.10 and Section 4.18 which shall survive indefinitely) shall survive for the full period of all applicable statutes of limitations (giving effect to any waiver, mitigation or extension thereof) plus 60 days. All covenants and agreements of the parties contained herein (other than any covenants or agreements contained in Article VI which are subject to Article VI) shall survive the Closing indefinitely or for the period explicitly specified therein. Notwithstanding the foregoing, any claims asserted in good faith with reasonable specificity (to the extent known at such time) and in writing by notice from the non-breaching party to the breaching party prior to the expiration date of the applicable survival period shall not thereafter be barred by the expiration of the relevant representation or warranty and such claims shall survive until finally resolved.

Section 8.2. Indemnification By Seller. Subject to the other terms and conditions of this Article VIII, Seller shall indemnify and defend each of Buyer and its Affiliates (including the Companies and their Subsidiaries from and after the Closing) and their respective Representatives (collectively, the “Buyer Indemnitees”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, the Buyer Indemnitees based upon, arising out of, with respect to or by reason of:

(a) any inaccuracy in or breach of any of the representations or warranties of Seller contained in this Agreement or in any certificate or instrument delivered by or on behalf of Seller pursuant to this Agreement (other than in respect of Section 3.25, it being understood that the sole remedy for any such inaccuracy in or breach thereof shall be pursuant to Article VI), as of the date such representation or warranty was made or as if such representation or warranty was made on and as of the Closing Date (except for representations and warranties that expressly relate to a specified date, the inaccuracy in or breach of which will be determined with reference to such specified date); or

(b) any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Seller pursuant to this Agreement (other than any breach or violation of, or failure to fully perform, any covenant, agreement, undertaking or obligation in Article VI, it being understood that the sole remedy for any such breach, violation or failure shall be pursuant to Article VI).

Section 8.3. Indemnification By Buyer. Subject to the other terms and conditions of this Article VIII, Buyer shall indemnify and defend each of Seller and its Affiliates and their respective Representatives (collectively, the “Seller Indemnitees”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, the Seller Indemnitees based upon, arising out of, with respect to or by reason of:

(a) any inaccuracy in or breach of any of the representations or warranties of Buyer or Parent contained in this Agreement or in any certificate or instrument delivered by or on behalf of Buyer pursuant to this Agreement (other than in respect of Section 4.11, it being understood that the sole remedy for any such inaccuracy in or breach thereof shall be pursuant to Article VI), as of the date such representation or warranty was made or as if such representation or warranty was made on and as of the Closing Date (except for representations and warranties that expressly relate to a specified date, the inaccuracy in or breach of which will be determined with reference to such specified date); or

(b) any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Buyer or Parent pursuant to this Agreement (other than any breach or violation of, or failure to fully perform, any covenant, agreement, undertaking or obligation in Article VI, it being understood that the sole remedy for any such breach, violation or failure shall be pursuant to Article VI).

Section 8.4. Certain Limitations. The indemnification provided for in Section 8.2 and Section 8.3 shall be subject to the following limitations:

(a) Seller shall not be liable to the Buyer Indemnitees for indemnification under Section 8.2(a) (other than with respect to a claim for indemnification based upon, arising out of, with respect to or by reason of any inaccuracy in or breach of any representation or warranty in Section 3.1, Section 3.3, Section 3.4, Section 3.22, Section 3.23, Section 3.25 and Section 3.27 (the “Buyer Basket Exclusions”)), until the aggregate amount of all Losses in respect of indemnification under Section 8.2(a) (other than those based upon, arising out of, with respect to or by reason of the Buyer Basket Exclusions) exceeds $50,000, in which event Seller shall be required to pay or be liable for all such Losses from the first dollar.

(b) Buyer shall not be liable to the Seller Indemnitees for indemnification under Section 8.3(a) (other than with respect to a claim for indemnification based upon, arising out of, with respect to or by reason of any inaccuracy in or breach of any representation or warranty in Section 4.1, Section 4.5, Section 4.10, Section 4.11, Section 4.19 and Section 4.20 (the “Seller Basket Exclusions”)) until the aggregate amount of all Losses in respect of indemnification under Section 8.3(a) (other than those based upon, arising out of, with respect to or by reason of the Seller Basket Exclusions) exceeds $50,000, in which event Buyer shall be required to pay or be liable for all such Losses from the first dollar.

(c) For purposes of this Article VIII, any inaccuracy in or breach of any representation or warranty shall be determined without regard to any materiality, Material Adverse Effect or other similar qualification contained in or otherwise applicable to such representation or warranty.

Section 8.5. Indemnification Procedures. The party making a claim under this Article VIII is referred to as the “Indemnified Party,” and the party against whom such claims are asserted under this Article VIII is referred to as the “Indemnifying Party.”

(a) Third Party Claims. If any Indemnified Party receives notice of the assertion or commencement of any Action made or brought by any Person who is not a party to this Agreement or an Affiliate of a party to this Agreement or a Representative of the foregoing (a “Third Party Claim”) against such Indemnified Party with respect to which the Indemnifying Party is obligated to provide indemnification under this Agreement, the Indemnified Party shall give the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than 30 calendar days after receipt of such notice of such Third Party Claim. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. Such notice by the Indemnified Party shall describe the Third Party Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have the right to participate in, or by giving written notice to the Indemnified Party, to assume the defense of any Third Party Claim at the Indemnifying Party’s expense and by the Indemnifying Party’s own counsel, and the Indemnified Party shall cooperate in good faith in such defense; provided, that if the Indemnifying Party is Seller, such Indemnifying Party shall not have the right to defend or direct the defense of any such Third Party Claim that (x) is asserted directly by or on behalf of a Person that is a supplier or customer of the Company, or (y) seeks an injunction or other equitable relief against the Indemnified Party. In the event that the Indemnifying Party assumes the defense of any Third Party Claim, subject to Section 8.5(b), it shall have the right to take such action as it deems necessary to avoid, dispute, defend, appeal or make counterclaims pertaining to any such Third Party Claim in the name and on behalf of the Indemnified Party. The Indemnified Party shall have the right to participate in the defense of any Third Party Claim with counsel selected by it subject to the Indemnifying Party’s right to control the defense thereof. The fees and disbursements of such counsel shall be at the expense of the Indemnified Party, provided, that if in the reasonable opinion of counsel to the Indemnified Party, (A) there are legal defenses available to an Indemnified Party that are different from or additional to those available to the Indemnifying Party; or (B) there exists a conflict of interest between the Indemnifying Party and the Indemnified Party that cannot be waived, the Indemnifying Party shall be liable for the reasonable fees and expenses of counsel to the Indemnified Party in each jurisdiction for which the Indemnified Party determines counsel is required. If the Indemnifying Party elects not to compromise or defend such Third Party Claim, fails to promptly notify the Indemnified Party in writing of its election to defend as provided in this Agreement, or fails to diligently prosecute the defense of such Third Party Claim, the Indemnified Party may, subject to Section 8.5(b), pay, compromise, defend such Third Party Claim and seek indemnification for any and all Losses based upon, arising from or relating to such Third Party Claim. Seller and Buyer shall cooperate with each other in all reasonable respects in connection with the defense of any Third Party Claim, including making available (subject to the provisions of Section 5.9) records relating to such Third Party Claim and furnishing, without expense (other than reimbursement of actual out-of-pocket expenses) to the defending party, management employees of the non-defending party as may be reasonably necessary for the preparation of the defense of such Third Party Claim.

(b) Settlement of Third Party Claims. Notwithstanding any other provision of this Agreement, the Indemnifying Party shall not enter into settlement of any Third Party Claim without the prior written consent of the Indemnified Party, except as provided in this Section 8.5(b). If a firm offer is made to settle a Third Party Claim without leading to liability or the creation of a financial or other obligation on the part of the Indemnified Party and provides, in customary form, for the unconditional release of each Indemnified Party from all liabilities and obligations in connection with such Third Party Claim and the Indemnifying Party desires to accept and agree to such offer, the Indemnifying Party shall give written notice to that effect to the Indemnified Party. If the Indemnified Party fails to consent to such firm offer within ten days after its receipt of such notice, the Indemnified Party may continue to contest or defend such Third Party Claim and in such event, the maximum liability of the Indemnifying Party as to such Third Party Claim shall not exceed the amount of such settlement offer. If the Indemnified Party fails to consent to such firm offer and also fails to assume defense of such Third Party Claim, the Indemnifying Party may settle the Third Party Claim upon the terms set forth in such firm offer to settle such Third Party Claim. If the Indemnified Party has assumed the defense pursuant to Section 8.5(a), it shall not agree to any settlement without the written consent of the Indemnifying Party (which consent shall not be unreasonably withheld or delayed).

(c) Direct Claims. Any Action by an Indemnified Party on account of a Loss which does not result from a Third Party Claim (a “Direct Claim”) shall be asserted by the Indemnified Party giving the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than 30 days after the Indemnified Party becomes aware of such Direct Claim. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. Such notice by the Indemnified Party shall describe the Direct Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have 30 days after its receipt of such notice to respond in writing to such Direct Claim. The Indemnified Party shall allow the Indemnifying Party and its professional advisors to investigate the matter or circumstance alleged to give rise to the Direct Claim, and whether and to what extent any amount is payable in respect of the Direct Claim and the Indemnified Party shall assist the Indemnifying Party’s investigation by giving such information and assistance (including access to the Company’s premises and personnel and the right to examine and copy any accounts, documents or records) as the Indemnifying Party or any of its professional advisors may reasonably request. If the Indemnifying Party does not so respond within such 30-day period, the Indemnifying Party shall be deemed to have rejected such claim, in which case the Indemnified Party shall be free to pursue such remedies as may be available to the Indemnified Party on the terms and subject to the provisions of this Agreement.

(d) Cooperation. Upon a reasonable request by the Indemnifying Party, each Indemnified Party seeking indemnification hereunder in respect of any Direct Claim, hereby agrees to consult with the Indemnifying Party and act reasonably to take actions reasonably requested by the Indemnifying Party in order to attempt to reduce the amount of Losses in respect of such Direct Claim. Any costs or expenses associated with taking such actions shall be included as Losses hereunder.

(e) Tax Claims. Notwithstanding any other provision of this Agreement, the control of any claim, assertion, event or proceeding in respect of Taxes (including, but not limited to, any such claim in respect of a breach of the representations and warranties in Section 3.25 and Section 4.11 hereof or any breach or violation of or failure to fully perform any covenant, agreement, undertaking or obligation in Article VI) shall be governed exclusively by Article VI hereof.

Section 8.6. Payments. Once a Loss is agreed to by the Indemnifying Party or finally adjudicated to be payable pursuant to this Article VIII, the Indemnifying Party shall satisfy its obligations within 15 Business Days of such final, non-appealable adjudication by wire transfer of immediately available funds. The parties hereto agree that should an Indemnifying Party not make full payment of any such obligations within such 15 Business Day period, any amount payable shall accrue interest from and including the date of agreement of the Indemnifying Party or final, non-appealable adjudication to and including the date such payment has been made at a rate per annum equal to the prime rate as reported by The Wall Street Journal. Such interest shall be calculated daily on the basis of a 360 day year and the actual number of days elapsed.

Section 8.7. Tax Treatment of Indemnification Payments. All indemnification payments made under this Agreement shall be treated by the parties as an adjustment to the Purchase Price for Tax purposes, unless otherwise required by Law.

Section 8.8. Effect of Investigation. The representations, warranties and covenants of the Indemnifying Party, and the Indemnified Party’s right to indemnification with respect thereto, shall not be affected or deemed waived by reason of any investigation made by or on behalf of the Indemnified Party (including by any of its Representatives) or by reason of the fact that the Indemnified Party or any of its Representatives knew or should have known that any such representation or warranty is, was or might be inaccurate or by reason of the Indemnified Party’s waiver of any condition set forth in Section 7.2 or Section 7.3, as the case may be.

Section 8.9. Exclusive Remedies. Subject to Section 5.7 and Section 10.11, the parties acknowledge and agree that their sole and exclusive remedy with respect to any and all claims (other than claims arising from fraud, criminal activity or willful misconduct on the part of a party hereto in connection with the transactions contemplated by this Agreement) for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement, shall be pursuant to the indemnification provisions set forth in Article VI and this Article VIII. In furtherance of the foregoing, each party hereby waives, to the fullest extent permitted under Law, any and all rights, claims and causes of action for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement it may have against the other parties hereto and their Affiliates and each of their respective Representatives arising under or based upon any Law, except pursuant to the indemnification provisions set forth in Article VI and this Article VIII. Nothing in this Section 8.9 shall limit any Person’s right to seek and obtain any equitable relief to which any Person shall be entitled or to seek any remedy on account of any Person’s fraudulent, criminal or intentional misconduct.

Section 8.10. Protection of Indemnity. The Seller, Parent and Buyer shall not, and shall cause their respective Affiliates not to, take any action that is intended to or has the effect of diminishing the assets available to satisfy the indemnification claims or potential claims of the other parties to this Agreement. Notwithstanding the foregoing, the provisions of this Section 8.10 shall not preclude Seller from making any distribution of the Parent Securities to its members provided Seller has not received notice of a claim for indemnification under Article VIII or Article VI of this Agreement.

ARTICLE IX

TERMINATION

Section 9.1. Termination. This Agreement may be terminated at any time prior to the Closing:

(a) by the mutual written consent of Seller and Parent;

(b) by Parent by written notice to Seller if:

(i) Parent and Buyer are not then in material breach of any provision of this Agreement and there has been a breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by Seller pursuant to this Agreement that would give rise to the failure of any of the conditions specified in Article VII and such breach, inaccuracy or failure has not been cured by Seller within ten days of Seller’s receipt of written notice of such breach from Parent; or

(c) any of the conditions set forth in Section 7.1 shall not have been, or if it becomes apparent that any of such conditions will not be, fulfilled by September 30, 2012, unless such failure shall be due to the failure of Parent or Buyer to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the Closing;

(d) by Seller by written notice to Parent if:

(i) Seller is not then in material breach of any provision of this Agreement and there has been a breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by Buyer or Parent pursuant to this Agreement that would give rise to the failure of any of the conditions specified in Article VII and such breach, inaccuracy or failure has not been cured by Buyer or Parent within ten days of Parent’s receipt of written notice of such breach from Seller; or

(ii) any of the conditions set forth in Section 7.2 shall not have been, or if it becomes apparent that any of such conditions will not be, fulfilled by September 30, 2012, unless such failure shall be due to the failure of Seller to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the Closing; or

(e) by Parent or Seller in the event that (i) there shall be any Law that makes consummation of the transactions contemplated by this Agreement illegal or otherwise prohibited or (ii) any Governmental Authority shall have issued a Governmental Order restraining or enjoining the transactions contemplated by this Agreement, and such Governmental Order shall have become final and non-appealable.

Section 9.2. Effect of Termination. In the event of termination of this Agreement in accordance with this Agreement, this Agreement shall forthwith become void and there shall be no liability on the part of any party hereto except:

(a) as set forth in this Article IX and Section 5.6 and Article X hereof; and

(b) that nothing herein shall relieve any party hereto from liability for any willful breach of any provision hereof.

ARTICLE X

MISCELLANEOUS

Section 10.1. Expenses. Except as otherwise expressly provided herein, all costs and expenses, including, without limitation, fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses, whether or not the Closing shall have occurred; provided, however, Seller shall be responsible for all costs and expenses of the Seller, each Company and each Company Subsidiary incurred in connection with the transaction, including but not limited to fees and expenses of counsel to Seller.

Section 10.2. Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by facsimile or e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 10.2):

If to Seller:	Foundation Healthcare Affiliates, LLC
14000 North Portland Ave., Suite 203
Oklahoma City, Oklahoma 73134
Facsimile: (405) 608-1801
E-mail: tmichaud@fsamail.com
Attention: Thomas A. Michaud, Chief Financial Officer

with a copy to:	Reed Smith, LLP
3110 Fairview Park Drive, Suite 1400
Falls Church, Virginia 22042
Facsimile: (703) 641-4340
E-mail: lpatterson@reedsmith.com
Attention: Lorin E. Patterson, Esquire

If to Buyer or Parent:	Graymark Healthcare, Inc.
204 N. Robinson Avenue, Suite 400
Oklahoma City, Oklahoma 73102
Facsimile: (405) 601-4450
E-mail: snelson@grmh.com
Attention: Stanton Nelson, Chief Executive Officer

with a copy to:	Greenberg Traurig, LLP
One International Place
Boston, Massachusetts 02110
Facsimile: (617) 279-8433
E-mail: puopolor@gtlaw.com
Attention: Robert E. Puopolo, Esq.

Section 10.3. Interpretation. For purposes of this Agreement, (a) the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation”; (b) the word “or” is not exclusive; and (c) the words “herein,” “hereof,” “hereby,” “hereto” and “hereunder” refer to this Agreement as a whole. Unless the context otherwise requires, references herein: (1) to Articles, Sections, Disclosure Schedules and Exhibits mean the Articles and Sections of, and Disclosure Schedules and Exhibits attached to, this Agreement; (2) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof and (3) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted. The Disclosure Schedules and Exhibits referred to herein shall be construed with, and as an integral part of, this Agreement to the same extent as if they were set forth verbatim herein.

Section 10.4. Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

Section 10.5. Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Except as provided in Section 5.7(e), upon such determination that any term or other provision is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

Section 10.6. Entire Agreement. This Agreement, the other Transaction Documents and all other documents, instruments, schedules and exhibits delivered in connection with this Agreement constitute the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein and therein, and supersede all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter. In the event of any inconsistency between the statements in the body of this Agreement and such other documents (other than an exception expressly set forth as such in the Disclosure Schedules), the statements in the body of this Agreement will control.

Section 10.7. Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither party may assign its rights or obligations hereunder without the prior written consent of the other party, which consent shall not be unreasonably withheld or delayed; provided, however, that prior to the Closing Date, Buyer may, without the prior written consent of Seller, assign all or any portion of its rights under this Agreement to one or more of its direct or indirect wholly-owned subsidiaries. No assignment shall relieve the assigning party of any of its obligations hereunder.

Section 10.8. No Third-party Beneficiaries. Except as provided in Article VIII, this Agreement is for the sole benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 10.9. Amendment and Modification; Waiver. This Agreement may only be amended, modified or supplemented by an agreement in writing signed by each party hereto. No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving. No waiver by any party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

Section 10.10. Governing Law; Submission to Jurisdiction; Waiver of Jury Trial.

(a) This Agreement shall be governed by and construed in accordance with the internal laws of the State of Oklahoma without giving effect to any choice or conflict of law provision or rule (whether of the State of Oklahoma or any other jurisdiction) that would cause the application of Laws of any jurisdiction other than those of the State of Oklahoma.

(b) ANY LEGAL SUIT, ACTION OR PROCEEDING ARISING OUT OF OR BASED UPON THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY MAY BE INSTITUTED IN THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA OR THE COURTS OF THE STATE OF OKLAHOMA IN EACH CASE LOCATED IN OKLAHOMA CITY AND THE COUNTY OF OKLAHOMA, AND EACH PARTY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS IN ANY SUCH SUIT, ACTION OR PROCEEDING. SERVICE OF PROCESS, SUMMONS, NOTICE OR OTHER DOCUMENT BY MAIL TO SUCH PARTY’S ADDRESS SET FORTH HEREIN SHALL BE EFFECTIVE SERVICE OF PROCESS FOR ANY SUIT, ACTION OR OTHER PROCEEDING BROUGHT IN ANY SUCH COURT. THE PARTIES IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY OBJECTION TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR ANY PROCEEDING IN SUCH COURTS AND IRREVOCABLY WAIVE AND AGREE NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

(c) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT OR THE OTHER TRANSACTION DOCUMENTS IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.10(c).

Section 10.11. Specific Performance. The parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy to which they are entitled at law or in equity.

Section 10.12. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

FOUNDATION HEALTHCARE AFFILIATES, LLC

By:	/s/ Robert Byers
Name:	Robert Byers
Title:	President

GRAYMARK HEALTHCARE, INC.

By:	/s/ Stanton Nelson
Name:	Stanton Nelson
Title:	Chief Executive Officer

TSH ACQUISITION, LLC

By:	Graymark Healthcare, Inc.,
its Manager

	By:	/s/ Stanton Nelson
	Name:	Stanton Nelson
	Title:	Chief Executive Officer